Share sale deed

relating to shares in RWA Holdings Pty Limited
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Equity Partners Two Pty Limited (in its capacity as trustee of Equity Partners 2
Trust) (Equity Partners)

Cetro Pty Limited

FOMJ Pty Limited

FOMM Pty Limited

TCWE Pty Limited

(together the Management Vendors)

The persons listed in Schedule 2 (Guarantors)

GFN Australasia Finance Pty Limited (Purchaser)

General Finance Corporation (GFC)

Minter Ellison | Ref:  MJB:RWC:20-5220200

                 [MinterEllison LAWYERS LOGO]

                 AURORA PLACE, 88 PHILLIP STREET, SYDNEY NSW 2000, DX 117 SYDNEY
                 TEL: +61 2 9921 8888 FAX: +61 2 9921 8123
                 www.minterellison.com

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Share sale deed
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Details                                                                        5

Agreed terms                                                                   7
1.     Defined terms & interpretation                                          7
1.1    Defined terms                                                           7
1.2    Interpretation                                                         13
1.3    Headings                                                               14
2.     Conditions                                                             14
2.1    Conditions                                                             14
2.2    Waiver of Conditions                                                   15
2.3    Conduct of the parties                                                 15
2.4    Failure of Condition and termination                                   16
2.5    Extent of obligation to Fulfil Conditions                              16
2.6    GFC Shareholder Approval                                               16
3.     Sale and purchase                                                      17
3.1    Agreement to sell and purchase Sale Shares                             17
4.     Fair Value and Purchase Price                                          17
4.1    Fair Value                                                             17
4.2    Amount                                                                 17
4.3    Deposit                                                                17
4.4    Adjustments                                                            18
4.5    Cash and scrip components of Purchase Price                            19
4.6    Net Debt                                                               20
4.7    Reimbursement for acquisitions                                         20
4.8    Cleared funds                                                          20
4.9    K & S Lease (Curtainsiders)                                            20
4.10   Additional Amount                                                      21
5.     Escrow                                                                 21
5.1    Management Vendors Escrow                                              21
5.2    Equity Partners Escrow                                                 22
5.3    Escrow of GFC Consideration Shares                                     22
5.4    Interest                                                               24
5.5    Warranty insurance                                                     24
6.     Completion                                                             25
6.1    Time and place                                                         25
6.2    Obligations of the Vendors                                             25
6.3    Obligations of the Purchaser and GFC                                   26
6.4    Simultaneous actions at Completion                                     26
6.5    Records                                                                26
6.6    Information and Assistance Following Completion                        26
7.     Completion Accounts                                                    27
7.1    Completion Accounts                                                    27
7.2    Basis of preparation                                                   27
7.3    Access to information                                                  27
7.4    Review of Completion Accounts                                          27
7.5    Dispute Resolution Procedure                                           27
7.6    Costs                                                                  28

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8.     Obligations before Completion                                          28
8.1    Continuity of business                                                 28
8.2    Access to Business and Records                                         29
8.3    Purchaser's obligations                                                29
8.4    Notice of Change                                                       29
8.5    SEC Proxy Filing                                                       29
9.     Warranties and Indemnities                                             30
9.1    Warranties by Vendors                                                  30
9.2    Application of the Warranties                                          31
9.3    Disclosure                                                             31
9.4    Acknowledgments                                                        31
9.5    No reliance                                                            31
9.6    Financial limits on Claims                                             32
9.7    Time limits on Claims                                                  32
9.8    Maximum aggregate liability for Claims                                 32
9.9    Duty to mitigate                                                       33
9.10   Rights of the Purchaser                                                33
9.11   Benefits or credits received by the Company or the Purchaser           33
9.12   Warranty payments                                                      33
9.13   Trade Practices Act                                                    33
9.14   Financial forecasts                                                    33
9.15   Additional limitations                                                 34
9.16   Vendors' Tax Indemnity                                                 34
9.17   Limits to recovery                                                     34
9.18   Good faith negotiations in relation to disclosure of material items
       between signing and Completion                                         35
10.    K&S Lease Indemnity                                                    35
11.    ADF Contract                                                           35
12.    Environmental audit report                                             36
13.    GFC Undertaking                                                        36
14.    Guarantee                                                              36
14.1   Guarantee and indemnity                                                36
14.2   Enforcement against guarantors                                         36
14.3   Continuing Guarantee                                                   36
14.4   Principal Obligations                                                  36
14.5   Obligations Absolute and Unconditional                                 37
14.6   Winding-up or Bankruptcy of Management Vendor                          37
14.7   Indemnity in Respect of Management Vendors' Obligations                37
14.8   Payment under Indemnity                                                38
14.9   General Application of Indemnity                                       38
15.    Restraint                                                              38
15.1   Definitions                                                            38
15.2   Prohibited activities                                                  38
15.3   Duration of prohibition                                                38
15.4   Geographic application of prohibition                                  39
15.5   Interpretation                                                         39
15.6   Exceptions                                                             39
15.7   Acknowledgments                                                        39
15.8   Payment of Restraint Amount                                            40

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16.     Representations by the Purchaser and GFC                              40
16.1    Representations                                                       40
16.2    Application of representations by the Purchaser and GFC               40
17.     Equity Partners limitation of liability                               40
17.1    Limited capacity                                                      40
17.2    Limited rights to sue                                                 40
17.3    Exceptions                                                            41
17.4    Limitation on authority                                               41
18.     GST                                                                   41
18.1    Interpretation                                                        41
18.2    GST gross up                                                          41
18.3    Reimbursements                                                        41
18.4    Tax invoice                                                           41
19.     Announcements                                                         41
19.1    Announcements                                                         41
19.2    Equity Partners exception                                             42
20.     Notices and other communications                                      42
20.1    Service of notices                                                    42
20.2    Effective on receipt                                                  42
21.     Miscellaneous                                                         42
21.1    Vendors' Representatives                                              42
21.2    Alterations                                                           43
21.3    Approvals and consents                                                43
21.4    Assignment                                                            43
21.5    Costs                                                                 43
21.6    Stamp duty and other duties                                           43
21.7    Survival                                                              43
21.8    Counterparts                                                          43
21.9    No merger                                                             43
21.10   Entire agreement                                                      43
21.11   Further action                                                        43
21.12   Severability                                                          43
21.13   Waiver                                                                43
21.14   Governing law and jurisdiction                                        44
21.15   Specific performance                                                  44

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22.     Trusts                                                                44
Schedule 4 - Title and Capacity Warranties                                    45
Schedule 5 - Business Warranties                                              46
Signing page                                                                  54

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Details

Date              12 September 2006

Parties

Name              Equity Partners Two Pty Limited (as trustee of Equity Partners
                  2 Trust)
ACN               093 766 280
Short form name   Equity Partners
Notice details    Level 12, 60 Margaret Street Sydney NSW 2000
                  Facsimile 02 8298 5150
                  Attention  Rajeev Dhawan

Name              FOMM Pty Limited (as trustee of the FOMM Trust)
ACN               106 818 231
Notice details    66 Lucinda Avenue, Wahroonga NSW 2076
                  Facsimile  02 9482 3477
                  Attention  Michael Baxter

Name              FOMJ Pty Limited (as trustee of the FOMJ Trust)
ACN               106 818 222
Notice details    10 Sofala Avenue, Riverview NSW 2066
                  Facsimile  02 9482 3477
                  Attention  James Warren

Name              Cetro Pty Limited (as trustee of the FOMP Trust)
ACN               002 109 668
Notice details    Level 2, 57 Grosvenor Street, Neutral Bay NSW 2089
                  Facsimile  02 9981 7145
                  Attention  Paul Jeffery

Name              TCWE Pty Limited (as trustee of the McCann Family Trust)
ACN               109 083 105
Notice details    9 Bunyana Avenue WAHROONGA NSW 2076
                  Facsimile  02 9482 3477
                  Attention  Peter McCann

together the Management Vendors

Name              Each person listed in Schedule 2
Short form name   Each a Guarantor and collectively, the Guarantors

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Name              GFN Australasia Finance Pty Limited
ACN               121 227 790
Short form name   Purchaser
Notice details    C/- General Finance Corporation, 260 So. Los Robles Avenue,
                  Suite #217 Pasadena,
                  California 91101
                  Facsimile +1 626 795 8090
                  Attention: Mr Ronald F Valenta

Name              General Finance Corporation
Short form name   GFC
Notice details    260 So. Los Robles Avenue, Suite #217 Pasadena,
                  California 91101
                  Facsimile +1 626 795 8090
                  Attention: Mr Ronald F Valenta

Background

A As at the date of this deed, the issued shares in the Company are held by the Vendors as set out in Schedule 1.

B The Company owns all the issued shares in Royal Wolf Trading Australia Pty Limited. Royal Wolf Trading Australia Pty Limited owns all the issued shares in Royal Wolf Hi-Tech Pty Limited.

C     The Purchaser is a wholly owned subsidiary of GFC.

D The Vendors have agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms and conditions set out in this deed.

E The fair market value of the Group is equal to the enterprise value of the Group and is equal to the total amount payable by the Purchaser under this agreement which is $115,000,000 (plus, if relevant, the Additional Amount) comprised of the following:

      (i)   the amount of the Net Debt;

      (ii)  the Purchase Price; and

      (iii) the Restraint Amount referred to in clause 15.1(c).

F Each Guarantor owns or controls a Management Vendor. The Purchaser has entered into this deed at the request of the Guarantors and each Guarantor has agreed to guarantee the obligations of the relevant Management Vendor in accordance with this deed.

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Agreed terms

1.    Defined terms & interpretation

1.1   Defined terms

      In this deed:

      Additional Amount has the meaning in clause 4.10.

      Accounts means the consolidated balance sheet of the Group as at the Accounts Date and the consolidated profit and loss statement and consolidated statement of cash flows of the Group for the financial year ended on the Accounts Date together with the notes to, and the reports of the directors in respect of, those accounts copies of which are included as Schedule 9.

      Accounts Date means 30 June 2006.

      ADF Contract means the Australian Defence Force Urban Operations Training Facility Contract(s) tendered for by the Group but not yet, as at the date of this deed, been awarded.

      ANZ Facility means:

      (a) the senior debt facility dated 17 December 2004 between Royal Wolf Trading, Australia and New Zealand Banking Group Limited ("ANZ") and others as varied in accordance with several Variation Letters from ANZ to the Company, including on 13 June 2006;

      (b) the Non Convertible Note facility between the Company, Australia and New Zealand Banking Group Limited and others; and

      (c)   any other moneys owing by the Group to ANZ.

      Authorisations means any consent, licence, approval, notarisation, registration, permission or authorisation.

      Associated Person means, in relation to a Vendor, a company controlled by that Vendor and, in relation to a Guarantor, means a company controlled by that Guarantor or that Guarantor's spouse.

      B Class Notes means the non-convertible notes issued by the Company to Equity Partners under the terms of the shareholders agreement governing the affairs of the Company.

      Budget means the budget adopted by the board of the Company in relation to the Business, a copy of which is included in the Data Room.

      Business means the business of hire, sales and modification of portable storage containers, freight containers, portable container buildings and portable container offices carried on by the Group as at the date of this deed and as at Completion.

      Business Day means:

      (a) for receiving a Notice under clause 20, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the Notice is received; and

      (b) for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales.

      Business Hours means from 9.00am to 5.00pm on a Business Day.

      Business Warranties means each of the representations and warranties set out in Schedule 5.

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      Cash means the amount of cash together with accrued interest on such cash, of the Group as at close of business on the Completion Date.

      CFO Shares means:

      (a)   187,200 ordinary shares; and

      (b)   8 C Class shares,

      in the capital of the Company held by Equity Partners as bare trustee pursuant to clause 3.5 of the shareholders agreement governing the affairs of the Company.

      Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this deed.

      Company means RWA Holdings Pty Limited ACN 106 913 964.

      Completion means completion of the sale and purchase of the Sale Shares contemplated by this deed.

      Completion Accounts means the consolidated balance sheet and profit and loss statement of the Group as at the close of business on the Completion Date to be prepared in accordance with clause 7.1.

      Completion Date means

      the last day of the calendar month during which the last of the Conditions is satisfied or waived in accordance with clause 2.2,

      or such other date as agreed in writing by the Purchaser and the Vendors' Representatives.

      Completion Payment means $115,000,000 plus the Additional Amount (if any) less:

      (a)   Estimated Net Debt; less

      (b)   the Deposit, less

      (c)   the Management Escrow Amount; less

      (d)   the Equity Partners Escrow Amount; less

      (e)   $2,000,000 in relation to the GFC Consideration Shares; less

      (f)   the Restraint Amount.

      Conditions means the conditions set out in clause 2.1.

      Container Rental Equipment Amount means the gross amount of container rental equipment as shown in the Accounts being $41,470,000 increased by the following net purchases of container equipment (but excluding any container equipment purchased to satisfy the requirements of the ADF Contract or as a result of any Acquisitions):

      (a)   $4,233,000 in the event that Completion occurs on 31 October 2006;

      (b)   $4,944,000 in the event that Completion occurs on 30 November 2006;

      (c)   $5,534,000 in the event that Completion occurs on 31 December 2006;

      (d)   $5,170,000 in the event that Completion occurs on 31 January 2007;

      (e)   $5,154,000 in the event that Completion occurs on 28 February 2007;
            or

      (f)   $5,409,000 in the event that Completion occurs on 31 March 2007.

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      Corporations Act means the Corporations Act 2001 (Cth).

      Data Room means:

      (a) the hard copies of the documents contained in Folders 6, 7, 8, 9, 10, 12, 13, 18, 22 and 23 as identified in the Due Diligence Index and exhibited hereto;

      (b) the two CD-ROMs containing copies of the documents contained in Folder 29 as identified in the Due Diligence Index; and

      (c)   the other documents contained on the CD-ROM entitled 'Data Room',

      delivered by the Vendors to the Purchaser containing the information in relation to the Group made available in the data room established at the offices of Equity Partners in Sydney from 2 July 2006 to 5 September 2006.

      Deal With in the context of dealing with the GFC Consideration Shares means:

      (a) to sell, transfer (whether voluntarily or otherwise), assign, alienate or otherwise dispose of the shares or any legal or beneficial interest in them; or

      (b) to grant or create or permit to arise any Encumbrance in or over the shares; or

      (c) to agree to do any such things or to permit any such things to be done.

      Deposit means the amount(s) paid by the Purchaser to the Vendors' Representatives pursuant to clause 4.3.

      Determination Date means the fifth Business Day after the date on which the Completion Accounts, the amount of Net Debt, the Completion Container Rental Equipment Amount, the Net Tangible Assets Amount, the Working Capital Amount and the K&S Lease Adjustment Amount become final and binding on the Vendors and the Purchaser under this deed.

      Disclosure Documents means:

      (a)   this deed;

      (b)   the Disclosure Letter;

      (c) all written material made available in the Data Room as specifically identified in the Due Diligence Index;

      (d) the Phase 1 environmental audit report commissioned by GFC in relation to the Group.

      Disclosure Letter means the letter from the Vendors addressed to the Purchaser and dated and delivered to the Purchaser on or before the date of this deed and includes all of its schedules and annexures.

      Due Diligence Index means the index of due diligence materials attached as
      Schedule 8.

      Duty means any stamp duty or similar charge which is imposed by any Government Authority and includes any interest, fine, penalty, charge or other amount which is imposed in relation to such duty.

      Employees means all of the persons employed by the Group as at Completion.

      Encumbrance includes mortgage, charge, lien, restriction against transfer, encumbrance, trust and other third party interest, including a finance or operating lease or hire purchase agreement.

      Equity Partners Escrow Amount means $2 million.

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      Escrow Account means the separate interest bearing bank accounts to be opened in Australia with Australia and New Zealand Banking Group Limited (or such other bank as the parties may agree):

      (a)   in the joint names of Equity Partners and the Purchaser; and

      (b)   in the joint names of the Management Vendors and the Purchaser,

      referred to in clauses 5.1 and 5.2.

      Estimated Net Debt means the Vendors' reasonable estimate of the likely Net Debt at Completion to be given by notice in writing to the Purchaser not more than two Business Days before Completion, as varied in accordance with clause 4.6(b).

      Funds means the superannuation funds to which the Group makes contributions in relation to its Employees as at the date of this deed.

      GFC Consideration Shares means the shares of Common Stock of GFC to be allotted to Equity Partners by GFC on Completion having a market value of not less than $2 million as determined by reference to the average closing price of GFC Common Stock traded on the American Stock Exchange (Code:
      GFN) for 20 consecutive trading days the last of such trading days being the day two Business Days before Completion calculated by reference to the A$:US$ exchange rate as published in the Australian Financial Review on the day before Completion.

      Government Authority means any government, governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity and includes any other person authorised by Law to give consents, or impose requirements, in connection with the environment.

      Group means the Company, Royal Wolf Trading and Royal Wolf Hi-Tech Pty Limited, ACN 079 735 050 and Group Company means any one of them.

      GST has the meaning it has in the GST Act.

      GST Act means the A New Tax System (Goods and Services Tax) Act 1999
      (Cth). Independent Accountant means a chartered accountant or firm of chartered accountants appointed under clause 7.5.

      Industrial Instrument means any industrial award, collective agreement or other form of agreement made or taken to exist under an industrial law (including the Workplace Relations Act 1996).

      Intellectual Property Rights means all rights conferred under statute, common law or equity in relation to:

      (a) patents, copyright, registered and unregistered designs, trademarks, domain names, business names and confidential information; and

      (b) any application or right to apply for registration of any of the rights referred to in paragraph (a).

      K&S Lease (Curtainsiders) means the lease between K&S Freighters Pty Limited and Royal Wolf Trading in relation to the lease by Royal Wolf Trading of 70 curtainsider containers, a copy of which is attached as
      Schedule 10.

      K&S Lease (Reefers) means the lease between K&S Freighters Pty Limited and Royal Wolf Trading in relation to the lease by Royal Wolf Trading of 12 reefers, a copy of which is attached as Schedule 11.

      K&S Lease Adjustment Amount has the meaning in clause 4.9.

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      Key Employees means Robert Allan, Peter McCann and James Warren.

      Law includes any law, regulation, authorisation, ruling, judgment, order or decree of any Government Authority and any statute, regulation, proclamation, ordinance or by-law in Australia or any other jurisdiction.

      Leased Premises means the premises used or occupied by the Group as set out in Schedule 6.

      Leases means the leases to which a Group Company is a party in respect of the Leased Premises.

      Management Escrow Amount means $5 million.

      Management Vendors Respective Proportions means the respective proportions of the Management Vendors, as between themselves, set out in the seventh column of Schedule 1.

      Material Adverse Effect means a material adverse effect occurring in respect of the assets, liabilities or profitability of the Group taken as a whole in the period on and from the Accounts Date to Completion, but excluding the effects of changes that are generally applicable to the Australian economy. A matter will not be regarded as a Material Adverse Effect unless it has, or would be reasonably likely to have, an adverse effect on the earnings before interest, tax, depreciation and amortisation of the Group of more than 15 per cent in any 12 month period.

      Net Debt means the amount calculated as follows:

      B - A

      where:

      A = Cash; and

      B = all debt which the Group has at the close of business on the Completion Date including but not limited to:

            (i) the aggregate amount owed by the Group under the ANZ Facility (including any accrued but unpaid interest) or to any other bank; plus

            (ii) the aggregate amount (principal and accrued interest) owed by the Group in relation to the B Class Notes; plus

            (iii) all other interest bearing debt or finance leases of the
                  Group; plus

            (iv) the amount (if any) of outstanding, deferred purchase price, consulting or non-compete or earn-out payment obligations of the Group under completed acquisition agreements; plus

            (v) dividends or other distributions declared by the Group but not yet paid; plus

            (vi) the amounts required to cash out and cancel all of the Options; plus

            (vii) all amounts owing to ANZ under a finance lease in respect to
                  Wridgways Australia Ltd; plus

            (viii) all amounts owing in relation to the K&S Lease (Reefers);
                  plus

            (ix) the costs and expenses of the Vendors which are paid by the Company in accordance with clause 21.5(a);

            (x) the outstanding bonus amount agreed to be paid by the Company to Norman Fricker (the former chairman of the Group); plus

            (xi) any premium paid by the Company in relation to the Warranty insurance referred to in clause 5.5,

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            but excluding the following:

            (i)   moneys owing to suppliers in the ordinary course of business;

            (ii)  amounts owing under any operating leases;

            (iii) any debt disclosed by the Vendors to the Purchaser before the date of this deed in relation to the K&S Lease (Curtainsiders) and any liabilities associated with that lease; and

            (iv) any amounts owing by the Group in relation to any assets acquired in satisfaction of the Group's obligations under the ADF Contract less any deposits received by the Group in relation to the ADF Contract.

      Net Tangible Assets Amount means total assets (less all intangibles) less total liabilities of the Group as set out in the Completion Accounts (excluding the amount required to cash out the Options, the costs and expenses of the Vendors which are paid by the Company in accordance with clause 21.5(a), the outstanding bonus amount paid by the Company to Norman Fricker, the consideration payable by the Company to Equity Partners in relation to the buy-back of the CFO Shares and any premium paid by the Company in relation to the insurance policy contemplated in clause 5.5).

      NTA Amount means $2,700,000.

      Options means:

      (a) the options granted to employees of the Group over unissued shares in the Company under the terms of the RWA employee share option plan; and

      (b) the options granted to Peter McCann over ordinary and Class C shares held on trust by Equity Partners under the terms of the service contract between Peter McCann and Royal Wolf Trading and the shareholders agreement governing the affairs of the Company.

      Purchase Price has the meaning set out in clause 4.2(a).

      Records means all documents, books, files, reports, registers, copies of taxation returns, accounts and plans belonging or relating exclusively to or used by any Group Company.

      Related Management Vendor means, in respect of a Guarantor, the Management Vendor set out opposite the name of the Guarantor in Schedule 2.

      Respective Proportions means the respective proportions of the Vendors as set out in the sixth column of Schedule 1.

      Royal Wolf Trading means Royal Wolf Trading Australia Pty Limited ACN 069 244 417.

      Sale Shares means the shares in the capital of the Company set out opposite the name of each of the Vendors in Schedule 1.

      SGAA means the Superannuation Guarantee Administration Act 1992 (Cth).

      Subsidiaries means Royal Wolf Trading and Royal Wolf Hi-Tech Pty Limited.

      Superannuation Guarantee Charge or SGC means the superannuation guarantee charge imposed by the Superannuation Guarantee Charge Act 1992 and the Superannuation Guarantee (Administration) Act 1992.

      Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

      Title and Capacity Warranties means each of the representations and warranties set out in Schedule 4.

      Vendors means, collectively, Equity Partners and the Management Vendors.

      Vendors' Representatives means Paul Jeffery or such other person appointed in writing from time to time by the Management Vendors and Rajeev Dhawan or such other person appointed from time to time by Equity Partners.

      Warranties means each of:

      (a)   the Business Warranties;

      (b)   the Title and Capacity Warranties;

      (c)   the indemnity in clause 9.1A;

      (d)   the indemnity in clause 9.16;

      (e)   the indemnity in clause 10; and

      (f)   the warranty given by the Management Vendors in clause 8.5.

      Working Capital Amount means current assets (excluding cash and deposits relating to ADF Contract) less current liabilities (excluding interest bearing debt (other than in relation to assets acquired by the Group in satisfaction of its obligations under the ADF Contract (if awarded)), finance leases, overdrafts and bank vendor financing).

1.2   Interpretation

      In this deed, except where the context otherwise requires:

      (a) the singular includes the plural and vice versa, and a gender includes other genders;

      (b) another grammatical form of a defined word or expression has a corresponding meaning;

      (c) a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this deed, and a reference to this deed includes any schedule or annexure;

      (d) a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

      (e)   a reference to $, A$, $A, dollar or A$ is to Australian currency;

      (f)   a reference to time is to Sydney, Australia time;

      (g) a reference to a party is to a party to this deed, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

      (h) a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

      (i) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

      (j) a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

      (k) any agreement, representation, warranty, indemnity or undertaking made or given by the Vendors binds and is given by them severally in their Respective Proportions;

      (l) the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

      (m) a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this deed or any part of it;

      (n) if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and

      (o) a reference to 'as far as the Vendors/Equity Partners are aware' or words to that effect means:

            (i) in relation to Equity Partners, the actual knowledge of Equity Partners after having made due and proper enquiry of the Guarantors; and

            (ii) in relation to the Management Vendors, the actual knowledge of the Guarantors, but excluding any facts or circumstances in which any such person has constructive knowledge only.

1.3   Headings

      Headings are for ease of reference only and do not affect interpretation.

2.    Conditions

2.1   Conditions

      Completion of the sale and purchase of the Sale Shares under this deed is subject to the following conditions precedent being satisfied on or before the Completion Date:

      (a) the Purchaser providing written evidence to the Vendors' Representatives that:

            (i) the requisite proxy statement in relation to the transaction contemplated by this deed has been filed with the United States Securities Exchange Commission (SEC) within 3 Business Days of GFC receiving from KPMG a copy of their signed audit report for the financial statements of the Group for the 12 month periods ended 31 December 2003 and 31 December 2004, the 6 month period ended 30 June 2005 and the 12 month period ended 30 June 2006 which financial statements contain footnote reconciliations from Australian International Financial Reporting Standards to United States Generally Accepted Accounting Principles together with KPMG's consent to the inclusion of such report in the proxy statement, and in any event by not later than 30 September 2006;

            (ii) the SEC has approved that proxy statement by not later than 17 February 2007; and

            (iii) the shareholders of GFC have approved the transaction contemplated by this deed in general meeting by not later than 17 March 2007;

      (b) each of the landlords to the Leases numbered 1, 2, 5, 10, 12, 13, 14 and 16 in Schedule 6 give their written consent to change of control in a form reasonably acceptable to the Purchaser;

      (c)   no event occurring which has a Material Adverse Effect;

      (d) a notice is issued in writing by, or on behalf of, the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to the parties entering into and completing this deed by not later than 30 November 2006;

      (e) Triton Container International Limited (Triton) gives, to the extent required under the relevant agreement, its consent to the change of control of Royal Wolf Trading arising as a result of the transaction contemplated by this deed as required under the container operating leases between Triton and Royal Wolf Trading and Triton confirms there are no present breaches of these agreements;

      (f) Triton CSA International B.V. gives, to the extent required under the relevant agreement, its consent to the deemed assignment of the trademark licence agreement between Triton CSA International B.V. and Royal Wolf Trading;

      (g)   cancellation of all Options;

      (h)   the Vendors providing written evidence to the Purchaser that:

            (i) the Vendors and the Company have terminated the shareholders agreement governing the operation of the Company dated 10 December 2003 (as amended);

            (ii) the service contract between the relevant Group Company and Michael Baxter has been terminated; and

            (iii) Mike Baxter has waived all claims he may have against the relevant Group Company as a result of the termination his service contract;

      (i) the amendment of the service contracts for each of the Key Employees such that references to any shareholders agreement and any employee share option plan are deleted from those service contracts;

      (j) all Key Employees entering into a deed with Royal Wolf Trading and the Purchaser pursuant to which they confirm that Royal Wolf Trading is not in default pursuant to their respective service contracts and that they have no claim against Royal Wolf Trading on any account other than for their current entitlements under such service contracts; and

      (k) the CFO Shares are bought back by the Company under Part 2J.1 of the Corporations Act.

2.2   Waiver of Conditions

      (a)   The Conditions in clauses 2.1(a),(b), (c), (e), (f), (g), (h), (i),
            (j) and (k) are for the benefit of the Purchaser.

      (b) The Condition in clause 2.1(d) is for the benefit of both the Purchaser and the Vendors.

      (c) A Condition may only be waived in writing by the party entitled to the benefit of that Condition and will be effective only to the extent specifically set out in that waiver. For the avoidance of doubt, the Purchaser cannot waive, or amend the terms of, the condition in clause 2.1(a).

2.3   Conduct of the parties

      (a) Each party must use all reasonable efforts within its own capacity to ensure that each Condition is fulfilled as soon as reasonably practicable and in any event before 5:00pm on the relevant date specified in clause 2.1, or if no date has been specified:

            (i)   by 5.00pm on 17 February 2007; or

            (ii) by 5.00pm on 17 March 2007 if the additional deposit is paid in accordance with clause 4.3.

      (b) The parties must keep each other informed of progress in achieving satisfaction of each of the Conditions and of any circumstances which may result in any Condition not being satisfied in accordance with its terms.

      (c) The Purchaser agrees to act reasonably and to provide reasonable assistance to the Vendors in obtaining the requisite change of control consents contemplated in clauses 2.1(b), (e) and (f).

      (d) Without limiting clause 2.3(b), GFC agrees to provide the Vendors on a timely basis or upon written request with written updates of any material developments regarding the preparation, filing and approval of the proxy statements and GFC shareholder approval referred to in clause 2.1(a).

      (e) The parties must, immediately upon becoming aware that the last of the Conditions has been satisfied or waived (in accordance with clause 2.2), exchange written acknowledgements confirming that fact and confirming the date on which Completion will occur.

2.4   Failure of Condition and termination

      (a) If any of the conditions in clauses 2.1(a)(i), 2.1(a)(ii) or 2.1(d) are not satisfied before 5:00pm on the relevant date specified in those clauses or such later date as the Vendors may agree in their discretion (End Date), then the Vendors have the right (but not the obligation) to immediately terminate this deed by notice in writing to the Purchaser. If the Vendors do not give such notice to the Purchaser within 10 Business Days of the relevant End Date, the Vendors will be deemed to have waived their right to terminate this deed as a result of the relevant condition not being satisfied (but without prejudice to any rights of the Vendors to terminate for any other purpose, which right exists either before or after the relevant End Date).

      (b) If the condition in clause 2.1(a)(iii) or any of the conditions in clauses 2.1(b), (c), (e), (f), (g), (h), (i), (j) and (k) are not
            satisfied or waived pursuant to clause 2.2(c) on or before 17 March 2007, and if a party has complied with its obligations under clause 2.3, that party may terminate this deed by giving notice in writing to the other parties.

      (c) If the Condition in clause 2.1(a)(i) is not satisfied by the End Date (as defined in clause 2.4(a)) because the Management Vendors have failed to procure the Company or KPMG to provide information reasonably required by SEC for the purposes of the proxy statement referred to in clause 2.1(a)(i), then provided the Purchaser has complied with its obligations under clause 2.3 in relation to that Condition, the Purchaser may terminate this deed by giving notice in writing to the Vendors.

2.5   Extent of obligation to Fulfil Conditions

      The obligation imposed on a party by clause 2.3(a) does not require the party to waive any Condition.

2.6   GFC Shareholder Approval

      For the purposes of clause 2.1(a)(iii) the shareholders of GFC will be taken to have approved the transaction contemplated by this deed if and only if the following three conditions are met:

      (a) the transaction is approved by the affirmative vote of the holders of a majority of the shares of GFC common stock present and entitled to vote at the special meeting with respect to the acquisition;

      (b) the transaction is approved by the affirmative vote of the holders of a majority of the shares of GFC common stock issued in GFC's initial public offering that are voted with respect to the transaction; and

      (c) the holders of 20% or more of GFC common stock issued in GFC's initial public offering do not vote against the transaction and exercise their conversion rights under GFC's certificate of incorporation.

3.    Sale and purchase

3.1   Agreement to sell and purchase Sale Shares

      Each Vendor agrees to sell to the Purchaser and the Purchaser agrees to buy from each Vendor those Sale Shares set out opposite the name of that Vendor in Schedule 1:

      (a) for the amount calculated in respect of that Vendor in accordance with clause 4;

      (b)   free from Encumbrances;

      (c) with all rights, including dividend and voting rights, attached to them; and

      (d)   subject to this deed.

4.    Fair Value and Purchase Price

4.1   Fair Value

      The fair market value of the Group is equal to the enterprise value of the Group and is equal to the total amount payable by the Purchaser under this agreement which is $115,000,000 (plus, if relevant, the Additional Amount) comprised of the following:

      (a)   the amount of the Net Debt;

      (b)   the Purchase Price; and

      (c)   the Restraint Amount referred to in clause 15.1(c).

4.2   Amount

      (a)   The Purchase Price for the Sale Shares is:

            (i)   the Completion Payment; plus

            (ii)  the Deposit; plus

            (iii) the Management Escrow Amount; plus

            (iv)  the Equity Partners Escrow Amount; plus

            (v)   $2 million in respect of the GFC Consideration Shares; plus

            (vi)  the Additional Amount; plus

            (vii) the amount (if any) payable by the Purchaser to the Vendors pursuant to clause 4.6; less

            (viii) the amount (if any) payable by the Vendors to the Purchaser pursuant to clause 4.9,

            subject to adjustment under clause 4.4.

      (b) The Purchase Price must be paid to the Vendors in their Respective Proportions.

4.3   Deposit

      (a) The Purchaser must pay an amount of $550,000 in cash to the Vendors' Representatives or their nominee as a non-refundable deposit within 1 Business Day of the date of this deed.

      (b) Subject to clause 4.3(c), the Purchaser must pay the following additional amounts in cash to the Vendors' Representatives or their nominee as, subject to clause 4.3(e), a non-refundable deposit as follows:

            (i) if Completion has not occurred by 30 November 2006, $250,000 on that date;

            (ii) if Completion has not occurred by 31 December 2006, and in addition to the amount paid under clause 4.3(b)(i), $250,000 on 31 December 2006; and

            (iii) if Completion has not occurred by 31 January 2007, and in addition to the amounts paid under clauses 4.3(b)(i) and (ii), $250,000 on 31 January 2007.

      (c) If this deed is terminated in accordance with its terms on or after 5.00pm on 30 November 2006 but before:

            (i) 5.00pm on 31 December 2006, the Purchaser will not be obliged to pay the additional amount specified in clause 4.3(b)(ii); and

            (ii) 5.00pm on 31 January 2007, the Purchaser will not be obliged to pay the additional amount specified in clause 4.3(b)(iii).

      (d) In the event that Completion has not occurred by 31 March 2007, subject to clause 4.3(e), the Deposit shall be paid by the Vendor's Representatives to the Vendors or the Company (if the Vendors so determine) (in their Respective Proportions) or in such proportion as the Vendors may agree. The Purchaser acknowledges and agrees that, subject to the Vendors complying with clause 2.3, the Purchaser will have no right whatsoever to claim any refund of the amount paid under clause 4.3(a).

      (e) In the event that Completion has not occurred by 31 March 2007, but the Conditions in clauses 2.1(a) and 2.1(d) were satisfied on the due dates scheduled for the satisfaction of those conditions in clauses 2.1(a) and 2.1(d), then the amounts of the Deposit paid under clause 4.3(b) will be refundable to the Purchaser.

4.4   Adjustments

      (a) If the Net Tangible Assets Amount (as determined by reference to the Completion Accounts) is less than the relevant NTA Amount then on the Determination Date the Vendors (in their Respective Proportions) must pay an amount equal to the shortfall to the Purchaser and the Purchase Price will be decreased accordingly

      (b) If the Working Capital Amount (as determined by reference to the Completion Accounts) is:

            (i) less than $3,000,000 if Completion occurs at any time other than in December 2006; or

            (ii)  $2,168,000 if Completion occurs in December 2006,

            then on the Determination Date the Vendors (in their Respective Proportions) must, subject to clause 4.4(j), pay an amount equal to the shortfall to the Purchaser and the Purchase Price will be decreased accordingly.

      (c) If the gross amount of container rental equipment at Completion as determined by reference to the Completion Accounts:

            (i) is greater than the Container Rental Equipment Amount then on the Determination Date the Purchaser must pay an amount equal to the excess to the Vendors (in their Respective Proportions) and the Purchase Price will be increased accordingly; or

            (ii) is less than the Container Rental Equipment Amount then on the Determination Date the Vendors (in their Respective Proportions) must pay an amount equal to the shortfall to the Purchaser and the Purchase Price will be decreased accordingly.

      (d) If the Net Debt (as determined by reference to the Completion Accounts) is:

            (i) less than the Estimated Net Debt then on the Determination Date, the Purchaser must pay an amount equal to the difference to the Vendors in their Respective Proportions and the Purchase Price will be increased accordingly; or

            (ii) greater than the Estimated Net Debt, then on the Determination Date, the Vendors in their Respective Proportions must pay an amount equal to the difference to the Purchaser and the Purchase Price will be reduced accordingly.

      (e) The parties agree that any payments to be made pursuant to clauses 4.4(a), (b), (c) and (d) and clauses 4.6 and 4.9 will be netted off so that only one payment of the appropriate net amount will be payable by the relevant party.

      (f) The Purchaser agrees that it may not reduce or set-off any amounts payable to the Vendors under this clause 4.4 against any Claims made by the Purchaser against the Vendors under this deed.

      (g) All adjustments required to be paid under this clause 4.4 will be paid in cash and as an adjustment to the cash component of the Purchase Price payable for the Sale Shares.

      (h) Subject only to paragraph (j) below, the parties acknowledge and agree that each of paragraphs (a) to (d) above operate separately and independently from each of the other of those paragraphs, so that an adjustment may be made in respect of the same subject matter or item under one or more of those paragraphs.

      (i) For completeness, worked examples of the adjustments contemplated by clauses 4.3 and 4.8 are set out in Schedule 12.

      (j) The Vendors will be entitled to offset against their obligation to pay the Purchaser in respect of any shortfall in Working Capital under clause 4.4(b) an amount equal to the excess Net Tangible Assets Amount (being the amount by which the Net Tangible Assets Amount exceeds the NTA Amount), up to a maximum set-off amount of $250,000.

4.5   Cash and scrip components of Purchase Price

      (a) The Purchase Price must be paid subject to adjustments under clauses 4.4, 4.6 and 4.9 to the Vendors:

            (i)   subject to clause 4.5(a)(ii), in cash; and

            (ii) by way of the issue of the GFC Consideration Shares to Equity Partners credited as fully paid, in satisfaction of any amounts payable to Equity Partners by the Purchaser.

      (b) GFC warrants that as of the date of this deed, GFC has authorized capital stock consisting of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock and that no shares of Preferred Stock are outstanding.

      (c)   Upon issuance, the GFC Consideration Shares will be:

            (i) duly authorized, validly issued, fully paid and non-assessable and free and clear of any restrictions on transfer other than pursuant to this deed, United States securities laws and those imposed by Equity Partners or under laws of jurisdictions other than the United States; and

            (ii) listed on the American Stock Exchange (or such other United States national securities exchange as the shares of Common Stock are then listed or approved for trading).

4.6   Net Debt

      (a)   In the event that the Company has not prior to Completion:

            (i) paid the issue price and all accrued interest on the B Class Notes to Equity Partners; and

            (ii)  paid the amount required to cash out and cancel the Options,

            from funds advanced to the Company under the ANZ Facility then, on the Completion Date, the Purchaser must put the Company in funds to enable it to:

            (iii) redeem the B Class Notes in full by paying the issue price and all accrued interest on the B Class Notes to Equity Partners; and

            (iv)  pay the amount required to cash out and cancel the Options.

      (b) Two Business Days before the Completion Date, the Vendors must provide to the Purchaser a document setting out the basis on which the Estimated Net Debt has been determined.

      (c) For the avoidance of doubt, the Purchaser must satisfy its procurement obligations under clause 4.6 through providing funding in whatever combination the Purchaser determines and applying available Cash and through new debt funding to each Group Company arranged by the Purchaser.

4.7   Reimbursement for acquisitions

      (a) Subject to clauses 4.7(b) and (c), if the Group makes any business or share acquisitions after the date of this deed but before Completion (Acquisitions) then, on the Completion Date, the Purchaser will pay to the Vendors (in their Respective Proportions) an amount equal to all costs and expenses incurred by the Group in relation to the Acquisition on a dollar for dollar basis. The aggregate of Acquisitions must not exceed 10% of total assets, 10% of Group income or 10% of total Group equity.

      (b) The Vendors' Representatives must notify the Purchaser of the amount required to be paid under clause 4.7(a) and provide the Purchaser with satisfactory documentary evidences of all costs and expenses incurred in relation to the Acquisitions not less than 5 Business Days before Completion.

      (c) The Vendors must keep the Purchaser informed of and must consult with the Purchaser prior to making any Acquisition and, subject to applicable confidentiality restrictions, must provide the Purchaser with full particulars (including all relevant acquisition agreements and due diligence material) at least 5 Business Days before making any such Acquisition.

4.8   Cleared funds

      All cash payments under this clause 4 must be paid by bank cheque or payable in immediately available funds to a single bank account nominated by the Vendors in full and final satisfaction of the Purchaser's obligations to make cash payments to the Vendors under this clause 4.

4.9   K & S Lease (Curtainsiders)

      If the outstanding balance owing under the K & S Lease (Curtainsiders) at Completion exceeds the relevant amount set out below, the Vendors (in their Respective Proportions) must pay the excess (the K&S Lease Adjustment Amount) to the Purchaser on the Determination Date as a reduction in the Purchase Price:

      (a)   if Completion occurs on 31 October 2006: A$602,000; or

      (b)   if Completion occurs on 30 November 2006: A$579,000; or

      (c)   if Completion occurs on 31 December 2006: A$555,000; or

      (d)   if Completion occurs on 31 January 2007: A$531,000; or

      (e)   if Completion occurs on 28 February 2007: A$507,000; or

      (f)   if Completion occurs on 31 March 2007: A$482,000.

4.10  Additional Amount

      The Purchaser agrees to pay, on Completion and as part of (but not in addition to) the Purchase Price, the following amounts to the Vendors in their Respective Proportions as follows:

      (a) zero, if the Conditions in clauses 2.1(a)(ii) and (iii) and (d) are satisfied in full before 16 January 2007;

      (b) $750,000 if the Conditions in clauses 2.1(a)(ii) and (iii) and (d) are either satisfied or, where permitted, waived in accordance with clause 2.2 between 17 January 2007 and 16 February 2007 (both dates inclusive); or

      (c) $1,500,000 if the Conditions in clauses 2.1(a)(ii) and (iii) and (d) are either satisfied or, where permitted, waived in accordance with clause 2.2 between 17 February 2007 and 17 March 2007 (both dates inclusive).

5.    Escrow

5.1   Management Vendors Escrow

      (a) The Management Vendors irrevocably consent to the Purchaser paying or dealing with the Management Escrow Amount in accordance with clause 5.1(b).

      (b) Subject to clause 5.5, the Management Vendors and the Purchaser agree and must procure that the Management Escrow Amount is paid and released as follows:

            (i) first, in payment and discharge to the Purchaser of any Claim made by the Purchaser under the Warranties against the Management Vendors (or against the Guarantors under clause
                  14), which Claim has been agreed, settled or finalised in accordance with clause 9;

            (ii) on the first anniversary of the Completion Date, the amount (if any) by which $1,250,000 exceeds the amount of any outstanding Claims made by the Purchaser against the Management Vendors under the Warranties or any Claims which have been agreed, settled or finalised will be released to the Management Vendors in the Management Vendors Respective Proportions on that date;

            (iii) on the date that is 18 months after the Completion Date, the amount remaining in the Escrow Account, together with any accrued interest, that is not subject to any outstanding Claim or Claims made by the Purchaser against the Management Vendors under the Warranties will be released to the Management Vendors in the Management Vendors Respective Proportions on that date; and

            (iv) if any or all of the Management Escrow Amount remains after the Claim or Claims referred to in clause 5.1(b)(iii) have been agreed, settled or finalised, that amount (together with any interest) will be released to the Management Vendors in the Management Vendors Respective Proportions immediately following such agreement, settlement or finalisation of the relevant Claim.

      (c) The Management Vendors agree that they are not entitled to satisfy their obligations to pay any amounts payable by the Management Vendors to the Purchaser under clause 4.4 out of the Management Escrow Amount.

      (d) The Purchaser agrees that it must first satisfy the total amount of all Claims made by it against the Management Vendors from the Management Escrow Amount before the Purchaser becomes entitled to recover any other cash in respect of a damages Claim from the Management Vendors.

5.2   Equity Partners Escrow

      (a) Equity Partners irrevocably consents to the Purchaser paying the Equity Partners Escrow Amount in accordance with clause 5.2(b).

      (b) Subject to clause 5.5, Equity Partners and the Purchaser agree and must procure that the Equity Partners Escrow Amount is paid and released as follows:

            (i) first, in payment and discharge to the Purchaser of any Claim made by the Purchaser against Equity Partners under the Warranties, which Claim has been agreed, settled or finalised in accordance with clause 9;

            (ii) on the first anniversary of the Completion Date, the amount (if any) by which $500,000 exceeds the amount of any outstanding Claims made by the Purchaser against Equity Partners under the Warranties or any Claims which have been agreed, settled or finalised will be released to Equity Partners on that date;

            (iii) on the date that is 18 months after the Completion Date, the amount remaining in the Escrow Account, together with any accrued interest, that is not subject to any outstanding Claim or Claims made by the Purchaser against Equity Partners under the Warranties will be released to Equity Partners on that date; and

            (iv) if any or all of the Escrow Amount remains after the Claim or Claims referred to in clause 5.2(b)(iii) have been agreed, settled or finalised, that amount (together with any interest) will be released to Equity Partners immediately following such agreement, settlement or finalisation of the relevant Claim.

      (c) Equity Partners agrees that it is not entitled to satisfy its obligations to pay any amounts payable by Equity Partners to the Purchaser under clause 4.4 out of the Equity Partners Escrow Amount.

      (d) The Purchaser agrees that it must first satisfy the total amount of all Claims made by it against Equity Partners from the Equity Partners Escrow Amount and/or from the GFC Consideration Shares before the Purchaser becomes entitled to recover any other cash in respect of a damages Claim from Equity Partners.

5.3   Escrow of GFC Consideration Shares

      (a) Subject to clauses 5.3(b) and (c), Equity Partners must not, without the prior written consent of the Purchaser, Deal With:

            (i) any of the GFC Consideration Shares before the first anniversary of the Completion Date;

            (ii) between the first anniversary of the Completion Date and the date that is 18 months after the Completion Date, more than the number of GFC Consideration Shares determined according to the formula set out below. For the avoidance of doubt, if the number of GFC Consideration Shares determined according to the formula set out below is zero or negative then Equity Partners will not have the right to Deal With any GFC Consideration Shares between the first anniversary of the Completion Date and the date that is 18 months after the Completion Date:

                  X =   A - B

                  Where:

                  X = the number of GFC Consideration Shares able to be Dealt With pursuant to this clause;

                  A = 25% of the total number of GFC Consideration Shares issued pursuant to clause 6.3(b); and

                  B = is the aggregate of the number of GFC Consideration Shares cancelled pursuant to clause 5.3(c) and, if there is an outstanding Claim, the number of GFC Consideration Shares that would be cancelled pursuant to clause 5.3(c) if such Claim had been agreed, settled or finalised.

      (b) The balance of the GFC Consideration Shares that is not subject to any outstanding Claims made by the Purchaser against Equity Partners under the Warranties will be released from escrow on the later of:

            (i)   the date that is 18 months after the Completion Date; and

            (ii) the date on which any Claim or Claims referred to in clause 5.2(b)(iii) have been agreed, settled or finalised.

      (c) The Purchaser may apply the GFC Consideration Shares (by procuring GFC to cancel such number of GFC Consideration Shares (which will be measured by reference to the average trading price of GFC Common Stock traded on the American Stock Exchange on the Business Day before the date on which the relevant GFC Consideration Shares are cancelled) the dollar value of which is equivalent to the dollar value of the Claim for breach of Warranty) to discharge any Claim made by the Purchaser against Equity Partners under the Warranties, which Claim has been agreed, settled or finalised in accordance with clause 9.

      (d) For the purposes of clause 5.3(c) the dollar value of the GFC Consideration Shares shall be calculated by the closing price per share for sales of GFC Common Stock on the day before the day on which the GFC Consideration Shares are cancelled at such prices as are reported in any nationally recognised publication, which average shall be converted to Australian dollars by reference of the Australian dollar : US dollar exchange rate as published in the Australian Financial Review on that day.

      (e)   Equity Partners warrants and represents to GFC that:

            (i) it is not in the United States, it is not a US person (as defined in Regulation S under the Securities Act) or resident in the United States or physically located in the United States at the time of acquiring the GFC Consideration Shares, and it is not acting for the account or benefit of any US person;

            (ii) it acknowledges that the GFC Consideration Shares will not be registered under the Securities Act;

            (iii) it is acquiring the GFC Consideration Shares outside the
                  United States in an offshore transaction in accordance with Regulation S under the Securities Act;

            (iv) (subject to this deed) Equity Partners agrees not to Transfer any of the GFC Consideration Shares except pursuant Regulation S under the Securities Act or another exemption from registration under the Securities Act or pursuant to an effective registration statement under the Securities Act;

            (v) it will not engage in any hedging transactions with respect to the GFC Consideration Shares unless such transactions are conducted in compliance with the Securities Act;

            (vi) it has complied and will comply with the offering restrictions requirements of Regulation S.

      (f) GFC represents and warrants to the Vendors that neither GFC and nor its affiliates have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the GFC Consideration Shares and have complied and will comply with the offering restrictions requirements of Regulation S. GFC shall refuse to register any transfer of the GFC Consideration Shares not made in accordance with the provisions of Regulation S under the Securities Act, another exemption from registration under the Securities Act or pursuant to an effective registration statement under the Securities Act.

      (g) The parties acknowledge and agree that the GFC Consideration Shares shall bear the following legend until released pursuant to clause 5.3(b):

                  "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO REGULATION S UNDER THE SECURITIES ACT OR ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE, OR PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THESE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

                  THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO SELLING RESTRICTIONS AS SET OUT IN A SHARE SALE DEED RELATING TO RWA HOLDINGS PTY LIMITED MADE BETWEEN THE COMPANY AND OTHERS DATED [ ] SEPTEMBER 2006"

            References in this clause to the Securities Act means the United States Securities Act of 1933, as amended, and to Transfer means sell, assign, transfer, pledge, grant a security interest in or otherwise dispose of either with or without consideration.

5.4   Interest

      (a) The Management Vendors will be entitled to all interest earned on the Management Escrow Amount.

      (b) Equity Partners will be entitled to all interest earned on the Equity Partners Escrow Amount.

      (c) Equity Partners will be entitled to all dividends paid on the GFC Consideration Shares.

5.5   Warranty insurance

      The parties agree that clauses 5.1 to 5.4 (inclusive) and clauses 6.3(a)(iv), 6.3(a)(v) and 14 will cease to apply and be deemed not to form part of this deed to the extent that any warranty insurance is obtained and paid for by the Vendors for the benefit of the Purchaser provided that such insurance is approved by the Purchaser. In the event that the Purchaser confirms such insurance is satisfactory, the relevant amounts in the Escrow Accounts must immediately be released to the Vendors.

6.    Completion

6.1   Time and place

      Completion will take place on the Completion Date at the offices of Minter Ellison, Aurora Place, 88 Phillip Street, Sydney, NSW 2000 or such other time and place agreed by the parties in writing.

6.2   Obligations of the Vendors

      At or before Completion, the Vendors must:

      (a) deliver to the Purchaser duly executed and completed transfers in favour of the Purchaser of the Sale Shares in registrable form, together with the relevant share certificates for cancellation;

      (b) produce to the Purchaser any power of attorney or other authority under which the transfers of the Sale Shares are executed together with an irrevocable consent and waiver by any person with a right of pre-emption in relation to the Shares;

      (c) cause the board of directors of the Company to resolve that the transfers of the Sale Shares together with relevant share certificates, be approved and registered (subject only to the payment of stamp duties or other Taxes of a similar nature) and the transaction of any other business of which the Purchaser may give notice prior to the Completion Date;

      (d) cause the boards of directors of each Group Company to resolve to approve the matters referred to in clauses 6.2(c), (e), (f) and (g);

      (e) cause the persons named in the fourth and fifth columns of Schedule 3 to be appointed as directors and secretary (as applicable) of the Company and each respective Group Company with effect from Completion (subject to receipt by the Vendors of consents to act from each such person);

      (f) cause the resignation of the persons named in the second and third columns of Schedule 3 as directors and secretary (as applicable) of each Group Company, with effect from Completion;

      (g) cause the revocation, with effect from Completion, of all authorities relating to bank accounts of each Group Company;

      (h) deliver to the Purchaser or otherwise make available at the registered office of the Company, all Records (other than those which the Vendors are entitled to retain under clause 6.5). The Vendors must ensure that the register of members of each Group Company is accurate and up to date;

      (i) deliver to the Purchaser or otherwise make available at the registered office of the Company the common seal (if any) of each Group Company;

      (j) procure each of the Key Employees to enter into deeds containing the matters referred to in clause 2.1(i);

      (k) deliver evidence of the release of the equitable mortgage existing over certain of the Sale Shares held by Cetro Pty Limited, FOMJ Pty Limited and FOMM Pty Limited created pursuant to an Equitable Mortgage of Shares between those Vendors, Triton CSA International B.V and others; and

      (l) do all other things necessary or desirable to transfer the Sale Shares and complete any other transaction contemplated by this deed, including delivering new share certificates with respect to the Sale Shares to the Purchaser, to place the Purchaser in effective control of the Group and the Business.

6.3   Obligations of the Purchaser and GFC

      (a)   At Completion, the Purchaser must:

            (i)   pay the Completion Payment, in accordance with clause 4.5;

            (ii) unless already paid by the Company, pay the amounts required to be paid pursuant to clause 4.5(a) in relation to the B Class Notes and the Options;

            (iii) deliver a deed in a form reasonably acceptable to the Vendors under which the Purchaser releases all directors and officers of the Group Companies from all liabilities incurred by them in their capacities as officers of the Group other than for gross negligence, wilful misconduct or fraud and pursuant to which all such directors release the Group Companies from any Claim any such directors may have against any Group Company;

            (iv)  pay the Management Escrow Amount into the Escrow Account; and

            (v)   pay the Equity Partners Escrow Amount into the Escrow Account.

      (b) At Completion, GFC must issue the GFC Consideration Shares to Equity Partners, in accordance with clause 4.5 and subject to clause 5.3. The relevant share certificates for those shares must be delivered to Equity Partners within 5 Business Days after Completion.

      (c) The Purchaser agrees that it may not reduce or set off against its obligation to pay the Completion Payment any Claims made by the Purchaser against the Vendors under this deed.

6.4   Simultaneous actions at Completion

      In respect of Completion:

      (a)   the obligations of the parties under this deed are interdependent;

      (b) all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and

      (c) the Purchaser need not complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

6.5   Records

      After Completion, the Vendors may retain copies of any Records necessary for the Vendors to comply with any applicable law (including, without limitation, any applicable Tax law) and to prepare Tax or other returns required of them by law.

6.6   Information and Assistance Following Completion

      (a) For 90 days after Completion, if the Purchaser gives the Vendors (or any of them) notice ("Assistance Notice") so requesting the Vendors must furnish the Purchaser with such information relating to the Business in the possession and control of that Vendor specified in the Assistance Notice.

      (b) Michael Baxter agrees to assist the Purchaser (at its cost) with transition issues for a 360 day period following Completion on the terms and conditions contained in the Consultancy Agreement contained in Schedule 13 (Michael Baxter Consultancy Agreement).

7.    Completion Accounts

7.1   Completion Accounts

      The Purchaser must as soon as practicable, and in any event no later than 20 Business Days, after the Completion Date procure that the Group prepares and gives the Vendors' Representatives a profit and loss statement as at the Completion Date together with a balance sheet for the Group as at the close of business on the Completion Date in relation to the period from 1 July 2006 up to the close of business on the Completion Date (both days inclusive).

7.2   Basis of preparation

      The Completion Accounts must be prepared and the amount of the Net Debt, the Container Rental Equipment Amount, the Net Tangible Assets Amount, the Working Capital Amount and the K&S Lease Adjustment Amount, must be calculated on the same basis as the Accounts.

7.3   Access to information

      The Purchaser must ensure that all reasonable information and assistance requested by the Vendors' Representatives is given to them to review the draft Completion Accounts and must permit the Vendors' Representatives and the Vendors' advisers to have reasonable access to, and take extracts from, or make copies of, the Records to review the Completion Accounts.

7.4   Review of Completion Accounts

      If the Vendors' Representatives do not dispute the Completion Accounts within ten Business Days after the date on which they are given a copy of the draft Completion Accounts (Final Objection Date) those accounts will be taken to be the final Completion Accounts and the amount of the Net Debt, the Completion Container Rental Equipment Amount, the Net Tangible Assets Amount, the Working Capital Amount and the K&S Lease Adjustment Amount in those accounts will be final and binding on the parties. If the Vendors' Representatives dispute the Completion Accounts before the Final Objection Date, the dispute will be determined in accordance with clause 7.5.

7.5   Dispute Resolution Procedure

      (a) If the Vendors' Representatives dispute the Completion Accounts, the Vendors' Representatives must give the Purchaser a notice (Dispute Notice) before the Final Objection Date setting out:

            (i)   reasonable details of each matter in dispute; and

            (ii)  the reasons why each matter is disputed.

      (b) Within ten Business Days of the Vendors' Representatives giving the Purchaser a Dispute Notice, the Purchaser must give the Vendors' Representatives a response in writing on the disputed matters (Response).

      (c) If the dispute has not been resolved within ten Business Days of the Purchaser giving the Response to the Vendors' Representatives, the dispute must promptly be submitted for determination to the Independent Accountant to determine the matter or matters in dispute.

      (d) The Independent Accountant must be agreed by the Vendors' Representatives and the Purchaser. If the Vendors and the Purchaser cannot agree within ten Business Days of the expiry of the period in clause 7.5(c), then the Independent Accountant will be nominated, at the request of either the Vendors or the Purchaser, by the President of the Institute of Chartered Accountants (Sydney Branch).

      (e) The disputed matters must be referred to the Independent Accountant by written submission which must include the draft Completion Accounts, the Dispute Notice, the Response and an extract of the relevant provisions of this deed. The Independent Accountant must also be instructed to finish its determination no later than ten Business Days after its appointment (or another period agreed in writing by the Vendors' Representatives and the Purchaser). Each party shall be entitled to make such written submissions as it deems fit.

      (f) The parties must promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination. All correspondence between the Independent Accountant and a party must be copied to the other parties.

      (g) The Independent Accountant must act as an expert and not as an arbitrator and its written determination will be final and binding on the parties in the absence of manifest error and the Completion Accounts will be deemed to be amended accordingly and will be taken to comprise the final Completion Accounts.

7.6   Costs

      The costs of the Independent Accountant (if instructed) will be borne by the Vendors (in their Respective Proportions) as to one-half and the Purchaser as to one-half.

8.    Obligations before Completion

8.1   Continuity of business

      The Vendors must, to the extent within their respective powers as shareholders of the Company and through their board representation, procure that, until Completion, each Group Company:

      (a) manages and conducts its Business as a going concern with all due care and in accordance with normal and prudent practice (having regard to the nature of the Business and the past practice of the Group Company);

      (b) uses its reasonable efforts to maintain the profitability of the Business; and

      (c) does not, without the prior consent by notice of the Purchaser (such consent not to be unreasonably withheld or delayed), either:

            (i) enter into, terminate or alter any term of any material contract or commitment with a value of $100,000 or more;

            (ii) other than in the ordinary course of the Business, incur any material liabilities of $50,000 or more;

            (iii) other than in the ordinary course of its Business, dispose of, agree to dispose of, encumber or grant an option over any of its assets;

            (iv) hire or terminate the employment of any senior employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any senior employee whose salary package is $150,000 or more;

            (v) allot or issue or agree to allot or issue any share or any security convertible into any share;

            (vi) declare or pay any dividend or make any other distribution of its assets or profits;

            (vii) alter or agree to alter its constitution; or

            (viii) pass any special resolution,

            except as provided for in the Budget.

8.2   Access to Business and Records

      On and after the condition in clause 2.1(a)(ii) is satisfied, the Vendors must:

      (a) allow the Purchaser, its employees, agents and representatives reasonable access to the Records, Key Employees and the Group auditors at all reasonable times before Completion (such times to be agreed between the Purchaser and Vendors' Representatives); and

      (b) to the extent within their powers as shareholders of the Company and subject to any confidentiality restrictions binding on the Group, supply to the Purchaser or its representative any information or document relating to the Business in its possession or control reasonably requested concerning a Group Company or its Business and assist the Purchaser to gain knowledge concerning the Group Companies, the Businesses and their operation and conduct.

8.3   Purchaser's obligations

      The Purchaser must ensure that any access under clause 8.2 is exercised and conducted in the presence of a representative of the Vendors in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of each Group Company and the Employees.

8.4   Notice of Change

      Where before Completion an event occurs which has or may have a Material Adverse Effect the Vendors must, immediately upon becoming aware of that event, give notice to the Purchaser describing the event in reasonable detail known to the Vendors.

8.5   SEC Proxy Filing

      (a) The Vendors acknowledge that GFC has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such is subject to certain reporting and filing obligations with the United States Securities and Exchange Commission ("SEC"). In connection with the transactions contemplated by this deed, these filing and reporting obligations will include filing and obtaining SEC approval of a proxy statement to be sent to the shareholders of GFC and the filing of a Form 8-K upon announcement and upon closing of the transactions (the "SEC Filings"). These documents must include business and financial information regarding the Company, including audited annual and unaudited interim financial statements.

      (b) The Management Vendors, in the Management Vendor's Respective Proportions, covenant to GFC that the information provided (or procured to be provided) by the Management Vendors relating to the Group in any preliminary or definitive proxy statement filed with the SEC in connection with the transactions contemplated by this deed and which information is specifically identified in writing by GFC will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.

      (c) GFC agrees to indemnify the Vendors against any Claim against the Vendors to the extent that:

            (i) any preliminary or definitive proxy statement or any other document filed with the SEC in connection with the transactions contemplated by this deed contained any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not false or misleading (excluding any statement based on information which is warranted by the Management Vendors under clause 8.5(b); and

            (ii) the final proxy statement did not comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      (d) GFC will duly dispatch and post the notice of meeting to its stockholders as soon as legally practicable after the proxy statement is approved by SEC and will use its best efforts to cause such meetings to occur no later than 30 days from the date of mailing the notices. GFC's board of directors will recommend to stockholders the approval of the transactions contemplated by this deed and GFC must include such recommendation in the proxy statement.

      (e) The Management Vendors agree to provide such business and financial information and financial statements regarding the Group as GFC may reasonably request for the SEC Filings and to respond to SEC comments in connection therewith, and to cause (to the extent they are able to do so) its auditors to provide such signed reports and consents as may be required for such SEC Filings.

      (f) GFC agrees that it will promptly provide copies to and consult with the Management Vendors in the preparation of any written responses with respect to any comments or requests received from SEC, and the Management Vendors will, prior to filing, have the right to review and comment on the SEC Filings made at or prior to Completion. GFC will not file any SEC Filings with the SEC containing information relating to the Group without the prior written consent of Paul Jeffery as representative of the Management Vendors with respect to the information relating to the Group, which consent shall not be unreasonably withheld or unreasonably delayed.

9.    Warranties and Indemnities

9.1   Warranties by Vendors

      (a) Each Vendor represents and warrants to the Purchaser, in respect of itself and the Sale Shares held by it only, that each of the Title and Capacity Warranties is true and accurate on its terms at the date of this deed and will be true and accurate on the Completion Date.

      (b) Each Management Vendor severally represents and warrants to the Purchaser that each of the Business Warranties is true and accurate on its terms at the date of this deed and will be true and accurate on the Completion Date.

      (c) Equity Partners represents and warrants to the Purchaser that each of the Business Warranties is, so far as Equity Partners is aware, true and accurate on its terms at the date of this deed and will be true and accurate on the Completion Date.

9.1A  Vendors' Indemnity

      The Vendors indemnify and agree to keep indemnified the Purchaser against any Claim against the Purchaser to the extent that the Claim gives rise to a breach of any of the Business Warranties (including, without limitation, any Claim suffered or incurred by the Purchaser by reason of the Shares being worth less than they would have been worth had that breach not occurred).

9.2   Application of the Warranties

      Each  of the Warranties:

      (a)   remains in full force and effect after Completion;

      (b) is separate and independent and is not limited by reference to any other Warranty; and

      (c)   is given as an inducement to the Purchaser to enter into this deed.

9.3   Disclosure

      The Warranties are given subject to and qualified by, and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance is fairly disclosed in the Disclosure Documents.

      This clause does not apply to any disclosure relating to the statutory records of any Group Company (and in particular their Members register).

9.4   Acknowledgments

      The Purchaser acknowledges and agrees with the Vendors that:

      (a) the Warranties are the only warranties that the Purchaser has relied on in entering into this deed;

      (b) without limiting clause 9.14, no warranty or representation, expressed or implied, is given in relation to any information or expression of intention or expectation nor any forecast, budget or projection contained or referred to in the Disclosure Documents; and

      (c) to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by any Group Company or their respective employees, customers, agents or representatives are expressly excluded.

9.5   No reliance

      (a) The Purchaser acknowledges, and represents and warrants to the Vendors, that:

            (i) no representations, warranties, promises, undertakings, statements or conduct:

                  (A) have induced or influenced the Purchaser to enter into, or agree to any terms or conditions of, this deed;

                  (B) have been relied on in any way as being accurate by the Purchaser;

                  (C)   have been warranted to the Purchaser as being true; or

                  (D) have been taken into account by the Purchaser as being important to its decision to enter into, or agree to any or all of the terms of, this deed,

                        except, in the case of the Purchaser, those expressly set out in this deed (including in the Warranties);

            (ii) it has entered into this deed after satisfactory inspection and investigation of the affairs of the Group, including a reasonable review of all the Disclosure Documents; and

            (iii) it has made, and it relies upon, its own reasonable searches, enquiries and evaluations in respect of the Business (including in connection with any financial analysis or modelling conducted by the Purchaser or any of their representatives or advisers), except to the extent expressly set out in this deed (including in the Warranties).

      (b) The parties acknowledge that the Vendors are not under any obligation to provide the Purchaser or its advisers with any information (including financial information) on the future performance or prospects of the Group. If the Purchaser has received opinions, estimates, projections, business plans, budget information or forecasts in connection with the Group (including in connection with any financial analysis or modelling conducted by the Purchaser or any of their representatives or advisers), the Purchaser acknowledges and agrees that:

            (i) there are uncertainties inherent in attempting to make these opinions, estimates, projections, business plans, budgets and forecasts and the Purchaser is familiar with these uncertainties;

            (ii) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all opinions, estimates, projections, business plans, budgets and forecasts furnished to it; and

            (iii) the Vendors are not liable under any Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets or forecasts in connection with the Group.

9.6   Financial limits on Claims

      The Vendors have no liability for a Claim for a breach of Warranty:

      (a) unless the amount of the Claim in respect of that breach is $20,000 or more; and

      (b) until the aggregate of all Claims under all Warranties of $20,000 or more exceeds $375,000, in which event the Purchaser may claim the whole amount, not just the excess over $375,000.

9.7   Time limits on Claims

      (a) Subject to clause 9.7(b), a Vendor will have no liability for breach of any Warranty, unless the Purchaser has given written notice of the Claim (Claim Notice) to that Vendor on or before the date that is 18 months after the date of this deed other than a Claim under 9.7(b) and the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Purchaser against that Vendor within twelve months of the date of the relevant Claim Notice.

      (b) A Vendor will have no liability for breach of the Warranties in clauses 1, 3 and 6 of Schedule 5 unless the Purchaser has given written notice of the Claim to that Vendor on or before the date that is five years after the date of this deed.

9.8   Maximum aggregate liability for Claims

      The maximum aggregate liability of each Vendor (including legal costs and expenses incurred in defending a Claim from a third party), as a result of Claims for breach of:

      (a) the Title and Capacity Warranties given by that Vendor is an amount equal to that Vendor's Respective Proportion of the Purchase Price; and

      (b) the Business Warranties is an amount equal to that Vendor's Respective Proportion of 20 percent of $115,000,000,

      provided that the aggregate amount which the Purchaser may recover against that Vendor in respect of all Claims under both paragraphs (a) and (b) above and in relation to any other breach of this deed by that Vendor (including, without limitation, clauses 9.1A, 9.16 and 10) is an amount equal to that Vendor's Respective Proportion of the Purchase Price.

9.9   Duty to mitigate

      (a) The Purchaser acknowledges and agrees that it must itself take, and must procure that the Group Companies take, all reasonable steps to mitigate all and any loss which arises due to a breach by the Vendors of any provision of this deed including any breach of Warranty (which, for the avoidance of doubt, includes the indemnities in clauses 9.1A, 9.16 and 10).

      (b) Without limiting clause 9.9(a), the Purchaser must take all reasonable steps to resist and defend, in the name of the relevant Group Company, any third party Claims.

9.10  Rights of the Purchaser

      If the Purchaser makes a Claim under any Warranty (which, for the avoidance of doubt, includes a Claim under any of clauses 9.1A, 9.16 and
      10):

      (a) the Purchaser at reasonable and regular intervals must provide the Vendors with written reports concerning the conduct, negotiation, control, defence and/or settlement of the Claim;

      (b) the Purchaser must afford the Vendors the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the Claim; and

      (c) the Vendors must render to the Purchaser, at the Purchaser's reasonable expense, all such assistance as the Purchaser may reasonably require in disputing any Claim.

9.11  Benefits or credits received by the Company or the Purchaser

      If any payment in respect of a Claim under the Warranties is made to the Purchaser by, or on behalf of, a Vendor, and after the payment is made the Purchaser or any Group Company receives or is entitled to any benefit or credit in relation to the subject matter of the Claim (including payment under any insurance policy), then the Purchaser:

      (a)   must immediately notify the Vendor of the likely benefit or credit;
            and

      (b) pay to the Vendor an amount equal to the amount (net of expenses and Tax) of the likely benefit or credit received by the Purchaser or Group companies (as the case may be).

9.12  Warranty payments

      Any payment made in respect of a Claim for breach of a Warranty is deemed to be a reduction in the Purchase Price.

9.13  Trade Practices Act

      To the extent permitted by law, the Purchaser agrees not to make, and waives any right it may have to make, any claim against the Vendors under section 52 of the Trade Practices Act 1974 (Cth) or the corresponding provision of any State or Territory enactment.

9.14  Financial forecasts

      The parties acknowledge and agree that the Warranties do not apply to any financial forecasts, projections, opinions of future performance or other statements relating to financial prospects of the Group that have been provided by the Vendors or which are contained in the Budget. No warranty is given or representation made that any such financial forecast, projection or opinion will be met or achieved. Any such information that has been provided to the Purchaser was provided for information purposes only.


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9.15  Additional limitations

      The liability of the Vendors in respect of any Claim in respect of the Warranties is reduced to the extent that:

      (a) the subject matter of any Claim is provided for in the Accounts or is taken into account in calculating the amount of the Net Debt, the Completion Container Rental Equipment Amount, the Net Tangible Assets Amount, the Working Capital Amount or the K&S Lease Adjustment Amount;

      (b) the Claim has arisen as a result of, or in consequence of, any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser or any Group Company after Completion except in relation to those acts or omissions conducted in the ordinary course of business or required by any law, regulation or contractual arrangement;

      (c) the Claim is as a result of or in respect of, or where the Claim arises from any increase in the rate of Tax liable to be paid or any imposition of Tax not in effect at the date of this deed;

      (d) GFC or the Purchaser have actual knowledge of the facts giving rise to the Claim and in circumstances where it would be reasonable for the Purchaser to conclude that there was a breach of Warranty;

      (e) the Claim occurs or is increased as a result of legislation not in force or in effect at the date of this deed; or

      (f) the Claim occurs as a result of a change after the date of this deed in any law or interpretation of law.

9.16  Vendors' Tax Indemnity

      The Vendors indemnify and agree to keep indemnified until 5 years after the date of this deed, the Purchaser against:

      (a) any amounts which either or both a Group Company and the Purchaser may be called upon to pay in respect of any assessment, reassessment, amended assessment, default assessment, penalty, fine or any other obligation in respect of Taxes of the Group Company in respect of any year of income ended 30 June preceding the Completion Date and in respect of the period commencing on 1 July 2006 and ending on the Completion Date which have not been paid prior to the Accounts Date or fully provided for in the Accounts or in the Completion Accounts;

      (b) any increased liability for Tax payable by the Purchaser (in relation to a Group Company) and/or the Group for any reason in respect of any year of income up to and inclusive of the year of income ended on 30 June immediately preceding the Completion Date from that amount already paid or to be provided for in the Accounts arising out of any act done or omitted to be done by a Group Company on or before the Completion Date; and

      (c) any Taxes payable by a Group Company during the period from the Accounts Date to the Completion Date arising as a result of the actions of a Group Company during that period which are not in the ordinary and proper course of business and which are not provided for in the Accounts or in the Completion Accounts.

9.17  Limits to recovery

      The Purchaser acknowledges and agrees that it may not recover any amounts from the Vendors in relation to more than one of the following:

      (a)   a breach of any of the Business Warranties; and/or

      (b)   a breach of any of the Title and Capacity Warranties; and/or


                                                                         Page 34

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      (c)   the indemnity in clause 9.1A; and/or

      (d)   the indemnity in clause 9.16; and/or

      (e)   the indemnity in clause 10,

      in relation to the same set of facts or circumstances.

9.18 Good faith negotiations in relation to disclosure of material items between signing and Completion

      The parties acknowledge and agree that if a fact, matter or circumstance occurs after the date of this deed but before Completion that constitutes a breach of a Warranty or Warranties, being a fact, matter or circumstance that did not exist at the date of this deed, then while neither the Vendors nor the Purchaser will have any right to terminate this Deed in respect of the relevant breach, the following provisions will operate:

      (a) the Vendors will be entitled to disclose the relevant fact, matter or thing to the Purchaser;

      (b) such disclosure will not constitute a disclosure against the Warranties for the purposes of clause 9.3; and

      (c) the parties agree to negotiate in good faith before Completion with a view to reaching a mutually acceptable resolution (which may possibly involve an appropriate reduction in the Purchase Price) in lieu of the Purchaser making a claim for breach of the Warranties against the Vendors.

10.   K&S Lease Indemnity

      (a) Subject to clause 10(b), for so long as Royal Wolf Trading has obligations under the K&S Lease (Curtainsider), the Vendors (in their Respective Proportions) indemnify the Group for all liabilities suffered or incurred by the Group in relation to an event of default occurring under the K&S Lease (Curtainsider) on or after Completion.

      (b)   The indemnity in clause 10(a) only applies on the basis that:

            (i) the K&S Lease (Curtainsider) is not amended or varied after Completion;

            (ii)  the term of the K&S Lease (Curtainsider) is not extended;

            (iii) Royal Wolf Trading continues to perform all of its obligations under the K&S Lease (Curtainsider) which are due to be performed on or after Completion;

            (iv) Royal Wolf Trading does not cause the K&S Lease (Curtainsider) to be breached, either wilfully or negligently, after Completion; and

            (v) the Purchaser takes, and procures that Royal Wolf Trading takes, all reasonable actions to mitigate any Claim under the K&S Lease (Curtainsider).

      (c) In the event that the indemnity in this clause 10 is invoked, the parties agree to use their best endeavours to procure that Royal Wolf Trading assigns the benefit of the K&S Lease (Curtainsider) to a nominee of the Vendors.

11.   ADF Contract

      The parties acknowledge that, in the period prior to Completion, the Group may enter into and comply with its obligations under the ADF Contract (if awarded) subject to the Vendors consulting with the Purchaser on negotiations (if any) relating to the ADF Contract.

12.   Environmental audit report

      Without affecting clause 9, the Vendors acknowledge and agree that the Purchaser does not give any warranty or make any representation in relation to the completeness or accuracy of the Phase 1 environmental audit report commissioned by GFC in relation to the Group or the methodology adopted by Consulting Earth Scientists in preparing that report.

13.   GFC Undertaking

      (a) GFC undertakes, subject to all of the Conditions being satisfied or waived in accordance with clause 2.2, to ensure that the Purchaser is provided with sufficient funding to enable it to meet its obligations under this deed (including, without limitation, the obligations in clause 6.3).

      (b) The Vendors have agreed to enter into this deed with GFC and the Purchaser in reliance on the undertaking in clause 13(a).

14.   Guarantee

14.1  Guarantee and indemnity

      Each Guarantor, in respect of its Related Management Vendor only and to the extent of that Related Management Vendor's Respective Proportion only, unconditionally and irrevocably:

      (a) guarantees to the Purchaser the due and punctual performance and observance by its Related Management Vendor of all of the obligations contained in or implied under this deed that must be performed and observed by its Related Management Vendor (whether present, future, actual or contingent) (Guaranteed Obligations); and

      (b) indemnifies the Purchaser against all losses, damages, costs and expenses which the Purchaser may now or in the future suffer or incur consequent on or arising directly or indirectly out of any breach or non-observance by its Related Management Vendor of a Guaranteed Obligation.

14.2  Enforcement against guarantors

      The Purchaser must first satisfy the total amount of any Claims made by it against the Guarantor from the proceeds remaining in the Escrow Account (if any) before it becomes entitled to recover any other cash in respect of a damages Claim from a Guarantor.

14.3  Continuing Guarantee

      This Guarantee is a continuing guarantee and indemnity notwithstanding any settlement of account, intervening payment or other matter or thing whatever and is irrevocable until discharged pursuant to the terms of this deed.

14.4  Principal Obligations

      The Guaranteed Obligations

      (a) are principal obligations and not ancillary or collateral to any other obligation; and

      (b) may be enforced against the relevant Guarantor without the Purchaser being required to exhaust any remedy it may have against the Vendor or to enforce any guarantee or security interest it may hold with respect to the Guaranteed Obligations.


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

14.5  Obligations Absolute and Unconditional

      The Guaranteed Obligations are absolute and unconditional and the liability of the relevant Guarantor under this deed extends to and is not affected by anything which, but for this provision, might operate to exonerate it from the Guaranteed Obligations in whole or in part including, without limitation, any one or more of the following (whether occurring with or without the consent of any person):

      (a) the grant to the Management Vendor, the Guarantor or any other person of any time, waiver or other indulgence or concession or any whole or partial discharge or release of the Management Vendor, the Guarantor or any other person;

      (b) any transaction or arrangement that may take place between the Purchaser and the Management Vendor, the Guarantor or any other person;

      (c) the winding up or bankruptcy or death of, or the appointment of an administrator to, the Management Vendor, the Guarantor or any other person;

      (d) the Guaranteed Obligations being or becoming wholly or partially illegal, void, voidable, unenforceable or disclaimed by a liquidator or trustee in bankruptcy;

      (e) the failure by the Purchaser to give notice to the Guarantor of any default by the Management Vendor or any other person;

      (f) any legal limitation, disability, incapacity or other circumstance related to the Management Vendor, the Guarantor or any other person;

      (g) any laches, acquiescence, delay, acts, omissions or mistake on the part of or suffered by the Purchaser or any other person in relation to this deed;

      (h) the Purchaser becoming a party to any compromise or scheme or assignment of property by or relating to the Management Vendor or the Guarantor or the acceptance by the Purchaser of any dividend or sum of money under such compromise, scheme or assignment;

      (i) any judgment or rights which the Purchaser may have or exercise against the Management Vendor, the Guarantor or any other person;

      (j) if the Management Vendor or the Guarantor is a trustee, any breach of trust or any variation of the terms of the trust or its determination.

14.6  Winding-up or Bankruptcy of Management Vendor

      If the Management Vendor is wound up or bankrupted, the Guarantor irrevocably authorises the Purchaser (but without any obligation on the part of the Purchaser) to:

      (a) prove for all moneys which the Guarantor has paid under this guarantee; and

      (b) retain and carry to a suspense account and appropriate at the Purchaser's discretion any dividends and other moneys received in respect of satisfaction of the Guaranteed Obligations,

      until the Guaranteed Obligations have been irrevocably paid and discharged in full.

14.7  Indemnity in Respect of Management Vendors' Obligations

      The Guarantor unconditionally indemnifies the Purchaser against any loss which the Purchaser may suffer because the Guaranteed Obligations are unenforceable or disclaimed by a liquidator or trustee in bankruptcy in whole or in part.

14.8  Payment under Indemnity

      The Guarantor shall pay to the Purchaser on demand a sum equal to any loss in respect of which it indemnifies the Purchaser under this clause including any moneys (or any moneys which if recoverable would have formed part of the Guaranteed Obligations) which are not or may not be recoverable.

14.9  General Application of Indemnity

      The indemnities given by the Guarantor under this clause shall apply to any Guaranteed Obligations which are not or may not be recoverable:

      (a) whether by reason of any legal limitation, disability or incapacity of or affecting the Vendor or any other person;

      (b) whether the transactions or any of them relating to those moneys were void, illegal, voidable or unenforceable; and

      (c) whether or not any of the relevant matters or facts were or ought to have been within the knowledge of the Purchaser.

15.   Restraint

15.1  Definitions

      In this clause 15:

      (a)   Covenantor means each of Equity Partners and the Management Vendors;

      (b) engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier; and

      (c) Restraint Amount means $3 million payable by the Purchaser to the Covenantors in accordance with clause 15.8.

15.2  Prohibited activities

      In consideration for the payment of the Restraint Amount, the Covenantors must not and must procure that each of its Associated Persons does not do any of the following:

      (a)   engage in a business that competes with the Business;

      (b) solicit, canvass, approach or accept an approach from a person who was at any time during the 12 months ending on the Completion Date a customer of the Group with a view to obtaining their custom in a business that is in competition with the Business; or

      (c) interfere with the relationship between the Group and its customers, employees or suppliers;

      (d)   induce or help to induce an Employee to leave their employment; or

      (e) disclose or use to their advantage or to the disadvantage of any Group Company, itself or by any of its Associated Persons any of the trade secrets or any confidential information relating to a Group Company or its Business.

15.3  Duration of prohibition

      The undertakings in clause 15.2 begin on the Completion Date and end:

      (a)   5 years after the Completion Date;

      (b)   4 years after the Completion Date;

      (c)   3 years after the Completion Date;

      (d)   2 years after the Completion Date;

      (e)   1 year after the Completion Date,

      other than the undertaking in clause 15.2(e) which shall not have an end date.

15.4  Geographic application of prohibition

      The undertakings in clause 15.2 apply only if the activity prohibited by clause 15.2 occurs within:

      (a)   Australia and New Zealand;

      (b)   All states and Territories of Australia;

      (c)   All capital cities in Australia and New Zealand.

15.5  Interpretation

      Clauses 15.2, 15.3 and 15.4 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in clause 15.2, with each period in clause 15.3, and combining each of those combinations with each area in clause 15.4. All combinations apply cumulatively. Each combination must be read down to the extent necessary to be valid. If any combination cannot be read down to that extent, it must be severed. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of clauses 15.2, 15.3 and 15.4.

15.6  Exceptions

      This clause 15 does not restrict:

      (a)   a Covenantor from performing any employment with the Group;

      (b) a Covenantor from holding five per cent or less of the shares of a listed company;

      (c)   Equity Partners holding shares in the capital of GFC;

      (d) a Covenantor recruiting a person in response to a newspaper, web page or other public employment advertisement that is not made with the intention of soliciting the employment of a particular employee of the Group;

      (e) Equity Partners holding an interest in another business which competes with the Business (Competing Business) provided that the Competing Business does not derive more than 10% of its revenue from activities which compete with the Business and provided that Equity Partners disposes of its interest in the Competing Business within 6 months of the Competing Business deriving more than 10% of its revenue from activities which compete with the Business.

15.7  Acknowledgments

      Each Covenantor acknowledges that:

      (a) all the prohibitions and restrictions in this clause 15 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

      (b) damages are not an adequate remedy if a Covenantor breaches this clause 15; and

      (c) the Purchaser may apply for injunctive relief if a Covenantor breaches or threatens to breach this clause 15.

15.8  Payment of Restraint Amount

      The Restraint Amount is payable in cash by the Purchaser to the Vendors without counterclaim or set-off as follows:

      (a)   on the first anniversary of the Completion Date:

            (i)   $750,000 to Equity Partners; and

            (ii)  $750,000 to the Management Vendors;

      (b)   on the second anniversary of the Completion Date:

            (i)   $750,000 to Equity Partners; and

            (ii)  $750,000 to the Management Vendors.

16.   Representations by the Purchaser and GFC

16.1  Representations

      Each of the Purchaser and GFC represent and warrant to each of the Vendors that each of the following statements is true and accurate at the date of this deed and will be true and accurate on the Completion Date:

      (a) they are validly existing under the laws of their place of incorporation or registration;

      (b) they have the power to enter into and perform their obligations under this deed and to carry out the transactions contemplated by this deed;

      (c) they have taken all necessary action to authorise their entry into and performance of this deed and to carry out the transactions contemplated by this deed; and

      (d) their obligations under this deed are valid and binding and enforceable against them in accordance with their terms.

16.2  Application of representations by the Purchaser and GFC

      Each of the representations and warranties made by the Purchaser and GFC under clause 16.1 remains in full force and effect on and after Completion.

17.   Equity Partners limitation of liability

17.1  Limited capacity

      Subject to clause 17.3, Equity Partners Two Pty Limited (Trustee) enters into this deed solely in its capacity as trustee of the Equity Partners 2 Trust (Trust). A liability arising under or in connection with this deed is limited to, and can be enforced against the Trustee, only to the extent to which it can be satisfied out of the assets of the Trust out of which the Trustee is actually indemnified for the liability. This limitation of the liability of the Trustee applies despite any other provision of this deed (other than clause 17.3) and extends to all liabilities and obligations of the Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this deed.

17.2  Limited rights to sue

      Subject to clause 17.3, no party may sue the Trustee in any capacity other than in its capacity in relation to the Trust, including to seek the appointment of a receiver (except in relation to property of the Trust), a liquidator, an administrator, or any similar person to the Trustee or prove in any liquidation, administration or arrangement of or affecting the Trustee (except in relation to property of the Trust).

17.3  Exceptions

      The provisions of clauses 17.1 and 17.2 do not apply to any obligation or liability of the Trustee to the extent that it is not satisfied because there is a reduction in the extent of the Trustee's indemnification out of the assets of the Trust as a result of the Trustee's fraud, negligence or breach of trust.

17.4  Limitation on authority

      No attorney, agent, receiver or receiver and manager appointed in accordance with this deed has authority to act on behalf of the Trustee in a way which exposes the Trustee to any personal liability, and no act or omission of any such person will be considered fraud, negligence or breach of trust of the Trustee for the purpose of clause 17.3.

18.   GST

18.1  Interpretation

      In this clause 18, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

18.2  GST gross up

      If a party makes a supply under or in connection with this deed in respect of which GST is payable, the consideration for the supply but for the application of this clause 18.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

18.3  Reimbursements

      If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 18.2.

18.4  Tax invoice

      A party need not make a payment for a taxable supply made under or in connection with this deed until it receives a tax invoice for the supply to which the payment relates.

19.   Announcements

19.1  Announcements

      A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this deed unless:

      (a) it is required to be made by law or the rules of a recognised investment exchange or by contract and before it is made that party has:

            (i)   notified the other parties to this deed; and

            (ii) given the other parties to this deed at least two Business Days to comment on the contents of, and the requirement for, such press release or public announcement; or

      (b) it has the prior written approval of Equity Partners, the Purchaser and Management Vendors (which approval may not be unreasonably withheld); or

      (c) Equity Partners Two Pty Limited wishes or must, in satisfaction of its reporting obligations, issue a release or notice to investors or shareholders of Equity Partners or to the members of advisory and investment committees of funds managed by Equity Partners.

19.2  Equity Partners exception

      (a) The Vendors must not (and the Vendors must procure that any of their Associated Persons must not) negotiate or offer to treat in any way the sale of the Company or the Business with any third party.

      (b) If the Conditions in clause 2.1(a) and 2.1(b) are not satisfied or waived by 1 March 2007 then Equity Partners may discuss the potential sale of the Company or the Business with any third party between the period from 1 March 2007 to 17 March 2007 (both dates inclusive).

20.   Notices and other communications

20.1  Service of notices

      A notice, demand, consent, approval or communication under this deed (Notice) must be:

      (a) in writing, in English and signed by a person duly authorised by the sender; and

      (b) hand delivered or sent by prepaid post or facsimile to the recipient's address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

20.2  Effective on receipt

      A Notice given in accordance with clause 20.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

      (a)   if hand delivered, on delivery;

      (b) if sent by prepaid post, the second Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia); and

      (c) if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

21.   Miscellaneous

21.1  Vendors' Representatives

      The Vendors agree that when this document provides that any power may be exercised by, any decision may be made by, any action may be performed by, any notice may be given by, or any consent may be given by the Vendors'
      Representatives:

      (a) then that power may be exercised by, that decision may be made by, that action may be performed by, that notice may be given by and that consent may be given by the Vendors' Representatives for and on behalf of all the Vendors; and

      (b) the Purchasers may rely on the exercise, decision, action, notice or consent of the Vendors' Representatives in relation to any such matters as having been given on behalf of all the Vendors.


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

21.2  Alterations

      This deed may be altered only in writing signed by each party.

21.3  Approvals and consents

      Except where this deed expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this deed.

21.4  Assignment

      A party may only assign this deed or a right under this deed with the prior written consent of each other party.

21.5  Costs

      (a) The Vendors' costs and expenses of negotiating, preparing and executing this deed will be paid by the Company.

      (b) The Purchaser and GFC must pay its own costs and expenses of negotiating, preparing, stamping and executing this deed including the costs and expenses of preparing the proxy statement referred to in clause 2.1(a) and the costs and expenses of Horwath and Horwath and KPMG.

21.6  Stamp duty and other duties

      Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this deed or any transaction contemplated by this deed, must be paid by the Purchaser.

21.7  Survival

      Any indemnity or any obligation of confidence under this deed is independent and survives termination of this deed. Any other term by its nature intended to survive termination of this deed survives termination of this deed.

21.8  Counterparts

      This deed may be executed in counterparts. All executed counterparts constitute one document.

21.9  No merger

      The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

21.10 Entire agreement

      This deed and the documents referred to in this deed constitute the entire agreement between the parties in connection with its subject matter and supersede all previous agreements or understandings between the parties in connection with its subject matter.

21.11 Further action

      Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this deed and any transactions contemplated by it.

21.12 Severability

      A term or part of a term of this deed that is illegal or unenforceable may be severed from this deed and the remaining terms or parts of the term of this deed continue in force.

21.13 Waiver

      A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

21.14 Governing law and jurisdiction

      This deed is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

21.15 Specific performance

      Nothing in this deed is intended to exclude a party from seeking the remedy of specific performance in relation to Completion.

22.   Trusts

      The Management Vendors covenant with each other party that they have full, complete, valid and unfettered authority and power to enter into this deed pursuant to the trusts for which they are the trustees including the power to give a guarantee and to enter into all the terms, conditions and covenants herein on its part contained or implied and that the entering into of this deed is in the due administration of such trusts.

Schedule 4 - Title and Capacity Warranties

1. Each Vendor has full power, capacity, authority and all necessary consents to enter into and perform its obligations under this deed.

2. This deed will, when executed by the Vendors, constitute binding obligations of the Vendors in accordance with their respective terms.

3. The execution, delivery and performance by the Vendors of this deed will not:

      (a)   result in a breach of any provision of the constitution of a Vendor;
            or

      (b) result in a breach of, or constitute a default under, any instrument to which a Vendor is a party or by which a Vendor is bound and which is material in the context of the transactions contemplated by this deed.

4.    No:

      (a) meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor; or

      (b) receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Vendor.

5.    Each Vendor:

      (a) is not insolvent within the meaning of section 95 of the Corporations Act;

      (b)   has not stopped paying its debts as and when they fall due; and

      (c) is not subject to voluntary administration under Part 5.3A of the Corporations Act.

6. Each Vendor warrants that it is the registered holder and the sole legal owner of the Sale Shares set out opposite its name in Schedule 1.

7. Each Vendor warrants that there is no option, right to acquire or Encumbrance over or affecting such Sale Shares or any of them.

Schedule 5 - Business Warranties

Warranty 1 - The Group

1.1 (Status) Each Group Company is duly incorporated and validly exists under the laws of the jurisdiction in which it was incorporated.

1.2   (No insolvency event):

      (a) No meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company or any Group Company;

      (b) No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Company or any Group Company; and

      (c)   Each Vendor and Group Company:

            (i) is not insolvent within the meaning of section 95 of the Corporations Act;

            (ii)  has not stopped paying its debts as and when they fall due;
                  and

            (iii) is not subject to voluntary administration under Part 5.3A of the Corporations Act.

      (d)   No writ of execution exists against any Group Company.

1.3   (Sale Shares) The Sale Shares:

      (a) will, as at Completion, comprise the entire issued share capital of the Company;

      (b)   are fully paid; and

      (c)   were validly issued.

1.4 There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of, or grant to any person the right to require the issue of, any shares in the Company.

1.5 The shares in the Subsidiaries which have been issued by the Subsidiaries are:

      (a) held by and beneficially owned by the Company (in the case of Royal Wolf Trading) or Royal Wolf Trading (in the case of Royal Wolf Hi-Tech Pty Limited); and

      (b)   are free from any security or third party interest.

1.6 There are no agreements, arrangements or understandings in force or securities issued which require the present or future issue of, or grant to any person the right to require the issue of, any shares or other securities in any of the Subsidiaries.

1.7   No Group Company:

      (a)   has any subsidiary (other than a Subsidiary);

      (b) holds or beneficially owns any share or other security of any other company (other than a Subsidiary);

      (c) is a member of any partnership, joint venture or unincorporated association; or

      (d)   has any branch or any permanent establishment outside Australia.

1.8 Each Group Company has full power and authority to own its property and assets and to conduct its Business in all relevant jurisdictions and does not own property or assets or conduct any business in any place other than those places.

1.9 The register of members of each Group Company contains a true and accurate record of its members from time to time.

1.10 All statutory books and records of each Group Company have been properly kept and are up to date with true and accurate entries and records.

1.11  Each Group Company:

      (a) has complied with all legal requirements for the filing of returns, particulars, notices and other documents with all government and regulatory authorities;

      (b) has complied with all legal requirements in relation to the conduct of its Business; and

      (c) has conducted its Business and its affairs generally in accordance with all applicable laws, orders, regulations, by-laws and other requirements.

1.12 Since the Accounts Date, no dividend in respect of any capital of a Group Company has been declared or paid nor has there been any other distribution of property or assets to members of the Group Company since the Accounts Date.

1.13 The Vendors are entitled to, and will, receive and be paid the Purchase Price in the respective amounts set out opposite their names in the sixth column of Schedule 1 (the Respective Proportions), notwithstanding that they hold the Sale Shares in different proportions.

Warranty 2 - Accounts

2.1 The Accounts give a true and fair view of the financial position of the Group as at the Accounts Date, and of the assets, liabilities and the results of operations of the Group for the period to which the Accounts relate.

2.2 The Accounts were prepared with due and reasonable care, in accordance with the accounting policies, principles and bases of preparation stated in those Accounts.

2.3 There has been no material change to the financial position of any Group Company or of the assets, liabilities or the results of operations of any Group Company since the Accounts Date.

Warranty 3- Taxation

Compliance

3.1 The Group has not and will not have any liability for Tax in respect of the period ending on the Completion Date except for Tax for which provision has been made in the Accounts or Tax incurred in the ordinary course of business since the Accounts Date and provided for in the Completion Accounts.

3.2   Each Group Company has:

      (a) complied with all obligations imposed on the Group Company by any Tax law;

      (b) filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters as and when required by Tax law or requested by any Tax authority or as agreed with their tax agent with true and full disclosure of all relevant matters; and

      (c) maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax authority or is required to be kept under any Tax law.

Stamp duty

3.3 All documents required to be created by each Group Company under a law relating to stamp duty or a Tax of a similar nature, have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws.

3.4 All documents which are liable to stamp duty or a Tax of a similar nature, or necessary to establish the title of each Group Company to an asset, have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws.

GST

3.5 No Group Company is a party to any contract, deed, arrangement or understanding in respect of which it is or will become liable to pay GST without being entitled to increase the consideration payable under the contract, deed, arrangement or understanding or otherwise seek reimbursement so that the Group Company retains the amount it would have retained but for the imposition of GST.

3.6   Each Group Company:

      (a)   is registered for GST under the GST law;

      (b)   has complied in all respects with the GST law; and

      (c) is not in default of any obligation to make any payment or return (including any Business Activity Statement) or notification under the GST law.

3.7 Each Group Company has correctly and on a timely basis, returned GST on all taxable supplies and has no outstanding GST liabilities.

3.8 Each Group Company has correctly claimed input tax credits on all creditable acquisitions and has held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continues to hold those tax invoices as required by law.

3.9   All Instalment Activity Statements have been duly and punctually lodged.

Consolidated group

3.10 The Group is a tax consolidated group within the meaning of Part 3-90 of the Income Tax Assessment Act 1997 (Cth) and the Company is the 'head company' (within the meaning of section 703-15 of the Income Tax Assessment Act 1997 (Cth)) of that tax consolidated group.

Warranty 4 - Stock/Lease Fleet

4.1   All stock is:

      (a)   either in the physical possession of the Company or in transit;

      (b)   in all material respects, in good and marketable condition.

4.2 The level of stock is sufficient to meet and is not materially surplus to the requirements of the Business.

4.3 The stock can be sold in the ordinary and normal course of trading in the Business in the time period within which the Business would expect to sell it.

4.4 As at Completion, the Group will have at least 15,000 container units in a rental ready condition of which approximately 3,500 container units are cross hired.

Warranty 5 Litigation

5.1 No Group Company is involved in any litigation or arbitration proceedings and, so far as the Vendors are aware, there are no facts likely to give rise to any such proceedings.

5.2 There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against any Group Company or any of the assets of the Group or the Shares.

Warranty 6- Environment

6.1   In this Warranty 6:

      (a) Contaminant means a solid, liquid or gaseous substance, odour, heat, sound, vibration or radiation which is or may be:

            (i) harmful or potentially harmful to the health, welfare, safety or property of human beings;

            (ii) poisonous, harmful, or potentially harmful to animals or plants; or

            (iii) detrimental to any beneficial use made of the Environment.

      (b) Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animals and plants and the social factors of aesthetics.

      (c) Environmental Authorisation means any authorisation, approval, permit, licence, consent, registration or authority required by any Environmental Law.

      (d) Environmental Law means a law regulating or otherwise relating to the Environment including land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, Hazardous Substances, or any other aspect of protection of the Environment.

      (e) Hazardous Substance means any substance which is, or may be, hazardous, toxic, dangerous or polluting or which is regulated by any law relating to the Environment.

6.2   There is no Contaminant:

      (a)   present in, on or under any of the Leased Premises; or

      (b) in, on or under any other part of the Environment which has originated or emanated from the Leased Premises.

6.3   All Environmental Authorisations, necessary to operate the Business:

      (a)   have been obtained;

      (b)   are in full force and effect in all material respects;

      (c)   have been complied with in all material respects; and

      (d)   are not being appealed by any person.

6.4   No fact or circumstance exists which:

      (a) could lead to any Environmental Authorisation necessary to operate the Business being modified, suspended, revoked or not renewed; or

      (b)   would cause the Group to be in breach of any Environmental Law.

Warranty 7 - Employees

7.1 As far as the Vendors are aware, each Group Company has complied with, and continues to comply with, all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, tax, superannuation, workers compensation and industrial laws) and all Industrial Instruments with respect to its current and former employees and contractors.

7.2 No Group Company has been served with notice of a Claim, prosecution, proceedings or dispute by any statutory body, union or any current or former employee or contractor (including with respect to occupational health and safety or workers' compensation) nor is any Vendor aware of any threatened Claim or any facts of circumstances which could give rise to any such Claim.

7.3 There are no payments due by any Group Company in connection with the redundancy of any employee.

Warranty 8 - Material Contracts

8.1 As far as the Vendors are aware, no substantial reduction in revenue is likely to occur by reason of the change in control of the Group as a result of the transaction contemplated by this deed, or as a result of a failure to comply with any minimum requirements imposed by third party suppliers to the Group.

8.2 Full details of all material contracts entered into by any Group Company have been fully disclosed to the Purchaser in writing as part of the Disclosure Documents. A material contract means:

      (a) any contract that relates to, or is likely to relate to, revenue or costs in any financial year of $100,000 or more;

      (b) any contract which (irrespective of quantitative value), might reasonably be expected to be material to a prudent intending purchaser of the Business, including any contract between a Vendor on the one hand, and a Group Company on the other hand.

8.3 As far as the Vendors are aware, no Group Company is a party to any material contract of which it or any other party is in default or, but for the requirements of notice or lapse of time or both, would be in default.

8.4 Each Group Company has duly complied with and fulfilled all the material obligations and duties that it owes under any material contract to which it is party.

8.5 As far as the Vendors are aware, no event has occurred which may be grounds for termination of any material contract to which a Group Company is a party.

Warranty 9 - Plant and Equipment

9.1 As at Completion, the Group will own all of the assets, plant and equipment and fixtures and fittings (Plant and Equipment) that are required to conduct the Business, provided that all finance lease and other leasing obligations have been repaid at Completion.

9.2 As far as the Vendors are aware, the Plant and Equipment is in a good and reasonable state of repair and condition and it is in satisfactory working order, has been regularly maintained and is currently sufficient for the purposes of conducting the Business.

9.3 As at Completion, all of the Plant and Equipment will be free and clear from all Encumbrances.

9.4 As far as the Vendors are aware, all finished goods of each Group Company comply with statutory requirements and are of merchantable quality.

Warranty 10 - Compliance with laws

10.1 As far as the Vendors are aware, each Group Company has complied in all material respects with all applicable laws.

10.2 As far as the Vendors are aware, the Group holds all necessary licences (including statutory licences) and consents, planning permissions, authorisations and permits for the proper carrying on of its Business in all their aspects and all of those licences, consents, permissions, authorisations and permits:

      (a)   have been fully paid up;

      (b)   have been fully complied with;

      (c)   are in full force and effect; and

      (d)   are not liable to be revoked or not renewed.

10.3 As far as the Vendors are aware, there are no facts or circumstances involving any Group Company or its affairs which are likely to result in the revocation of or variation in any material respect of any permit, licence, authority or consent held by it.

10.4 As far as the Vendors are aware, no permit, licence, authority or consent held by any Group Company would be adversely affected by, or liable to be terminated revoked or varied in any material respect by reason of, a change in the ownership of any Group Company.

Warranty 11 - Records

As far as the Vendors are aware, the Records:

      (a)   are in the physical possession of the Company;

      (b)   are located at the Leased Premises;

      (c) include all records required under, or to comply with or support any return or claim under, any applicable law (including any Tax law and the Corporations Act);

      (d) have been properly and accurately prepared and maintained in all material respects in accordance with all applicable laws and are up-to-date where legally required; and

      (e)   do not contain material inaccuracies or discrepancies of any kind.

Warranty 12 - Disclosure Documents

Without limiting anything in clause 9 and subject to clauses 9.4(b), 9.5(b) and 9.14:

12.1 the factual information contained in the Disclosure Documents is not false, misleading or deceptive in any material respect;

12.2 the Vendors have not omitted to include any information in the Disclosure Documents the omission of which renders any of the Disclosure Documents misleading in any material respect; and

12.3  the facts set out in the Recitals and in Schedules 1, 4, 5, 7 and 8 and
      Schedule 9 are true, complete and accurate in all respects.

Warranty 13- Compliance programs

As far as the Vendors are aware, each Group Company has in place compliance programs with respect to:

      (a)   occupational health and safety;

      (b)   discrimination and harassment in the work place; and

      (c)   consumer legislation,

      which are necessary to comply with applicable regulatory or statutory requirements.

Warranty 14 - Superannuation

14.1 Each Group Company has fully complied with all of its obligations, duties and liabilities pursuant to the SGAA (including Part 3A of the SGAA), including its obligations in relation to the prescribed minimum level of superannuation contributions for each person employed by the Group and it is not liable to pay a Superannuation Guarantee Charge liability in respect of any superannuation contributions or entitlements for its Employees.

14.2 As far as the Vendors are aware, completion under this deed will not cause an increase in the obligations of any Group Company to make contributions to the Funds or result in any increase in benefits payable to Employees from the Funds.

Warranty 15 - Insurance

15.1 The Disclosure Documents contain details of all material insurances in respect of the assets and businesses of each Group Company, each such insurance is in force, the premiums that have fallen due for payment have been paid or paid in accordance with payment plan in force between each Group Company and Hunter Premium Funding at Completion and, so far as the Vendors are aware, nothing has been done or omitted to be done which would make any of them void, voidable or unenforceable in respect of any Claim.

15.2 There is no Claim outstanding under an insurance contract of the Group companies which is material to the Group as a whole.

15.3 No Group Company has been notified by any insurer that it is required or is advisable for it to carry out any maintenance, repairs or other works in relation to any of its assets.

Warranty 16 - Intellectual Property

16.1 Schedule 8 is a complete and accurate list of all Intellectual Property Rights owned and/or used (as applicable) in connection with the Business and comprise all of the intellectual property rights required to conduct the Business.

16.2 The Group owns and/or uses (as specified in Schedule 8) all right, title and interest throughout Australia in the Intellectual Property Rights. No Group Company has licensed any of the Intellectual Property Rights to any person and has not assigned, or in any way disposed of, any right, title or interest in the Intellectual Property Rights.

16.3 The Intellectual Property Rights are valid and enforceable throughout Australia. The relevant Group Company has taken all necessary steps to obtain and maintain appropriate registrations for the Intellectual Property Rights and to protect and defend the Intellectual Property Rights.

16.4 As far as the Vendors are aware, neither the carrying on of the Business nor the use of the Intellectual Property Rights:

      (a) infringes, or is alleged to infringe, the Intellectual Property Rights or rights or other rights of any third party;

      (b) is, or is alleged to be, in breach of any obligation of confidence owed to any third party; or

      (c) is resulting, or so far as the Vendors are aware, is alleged to be resulting, in a breach of any obligation that a Group Company owes to any third party (including a breach of contract).

Warranty 17 - Real property

17.1 No Group Company owns, holds, or is the occupier, lessee or tenant of or has any interest in any real property except for the Leased Property.

17.2  Where the interest of a Group Company in a property is a leasehold:

      (a) the lease is a valid, legal and binding obligation in accordance with its terms;

      (b) the Group Company has duly complied with and fulfilled all its material obligations and duties under the lease; and

      (c) so far as the Vendors are aware, no event has occurred which may be grounds for termination of the lease.

Signing page

EXECUTED as a deed.

Executed by Equity Partners Two Pty
Limited in its capacity as trustee of Equity
Partners 2 Trust

/s/ Rajeev Dhawan                       /s/ Quentin Jones
-------------------------------------   ----------------------------------------
Signature of director                   Signature of director/company secretary
                                        (Please delete as applicable)

Rajeev Dhawan                           Quentin Jones
-------------------------------------   ----------------------------------------
Name of director (print)                Name of director/company secretary
                                        (print)


Executed by FOMM Pty Limited (as
trustee of the FOMM Trust)

/s/ Michael Baxter
-------------------------------------
Signature of sole director and sole     who states that he or she is the sole
company secretary                       director and the sole company secretary
                                        of the company.

Michael Baxter
-------------------------------------
Name of sole director and sole
company secretary (print)


Executed by FOMJ Pty Limited (as
trustee of the FOMJ Trust)

/s/ James H. Warren
-------------------------------------
Signature of sole director and sole     who states that he or she is the sole
company secretary                       director and the sole company secretary
                                        of the company.

James H. Warren
-------------------------------------
Name of sole director and sole
company secretary (print)


Executed by Cetro Pty Limited (as
trustee of the FOMP Trust)

/s/ Paul Jeffery
-------------------------------------
Signature of sole director and sole     who states that he or she is the sole
company secretary                       director and the sole company secretary
                                        of the company.

Paul Jeffery
-------------------------------------
Name of sole director and sole
company secretary (print)

Executed by TCWE Pty Limited (as
trustee of the McCann Family Trust)

/s/ Peter McCann                        /s/ Alexandra McCann
-------------------------------------   ----------------------------------------
Signature of director                   Signature of director
                                        (Please delete as applicable)

Peter McCann                            Alexandra McCann
-------------------------------------   ----------------------------------------
Name of director (print)                Name of director
                                        (print)


Signed by Michael Paul Baxter in the
presence of

/s/ Maya Port                           /s/ Michael Paul Baxter
-------------------------------------   ----------------------------------------
Signature of witness                    Michael Paul Baxter

Maya Port
-------------------------------------
Name of witness (print)


Signed by James Harold Warren in the
presence of

/s/ Maya Port                           /s/ James Harold Warren
-------------------------------------   ----------------------------------------
Signature of witness                    James Harold Warren

Maya Port
-------------------------------------
Name of witness (print)


Signed by Paul Henry Jeffery in the
presence of

/s/ Maya Port                           /s/ Paul Henry Jeffery
-------------------------------------   ----------------------------------------
Signature of witness                    Paul Henry Jeffery

Maya Port
-------------------------------------
Name of witness (print)


Signed by Peter Linden McCann in the
presence of

/s/ Maya Port                           /s/ Peter Linden McCann
-------------------------------------   ----------------------------------------
Signature of witness                    Peter Linden McCann

Maya Port
-------------------------------------
Name of witness (print)

Executed by GFN Australasia Finance
Pty Limited

/s/ John O. Johnson                     /s/ Robert Charles Barnes
-------------------------------------   ----------------------------------------
Signature of director                   Signature of director/company secretary
                                        (Please delete as applicable)

John O. Johnson                         Robert Charles Barnes
-------------------------------------   ----------------------------------------
                                        Name of director/company secretary
                                        (print)


Executed by General Finance
Corporation

/s/ John O. Johnson
-------------------------------------   ----------------------------------------
Signature of director                   Signature of director/company secretary
                                        (Please delete as applicable)

John O. Johnson
-------------------------------------   ----------------------------------------
                                        Name of director/company secretary
                                        (print)